Exhibit 10.23

FINANCING AGREEMENT

Dated as of October 30, 2014

by and among

SOCIAL REALITY, INC., a Delaware corporation (“Social”),

as the Borrower,

the Guarantors from time to time party hereto,

THE LENDERS PARTY HERETO

and

VICTORY PARK MANAGEMENT, LLC
as Agent

______________________________________________________________________________

UP TO $20,000,000 SENIOR SECURED NOTES

 AND

WARRANTS TO PURCHASE SHARES OF

COMMON STOCK

______________________________________________________________________________

i

v

EXHIBITS

Exhibit A	Note
Exhibit B	Warrant
Exhibit C	Security Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Compliance Certificate
Exhibit F	Funds Flow Letter
Exhibit G	Irrevocable Transfer Agent Instructions
Exhibit H	Secretary’s Certificate
Exhibit I	Officer’s Certificate
Exhibit J	Reserved
Exhibit K	Reserved
Exhibit L	Joinder Agreement

SCHEDULES

Schedule of Lenders

Schedule 1.1	EBITDA; Fixed Charge Coverage Ratio; Interest Coverage Ratio
Schedule 7.1	Subsidiaries
Schedule 7.4	No Conflicts
Schedule 7.5	Consents
Schedule 7.6	Subsidiary Rights
Schedule 7.7	Equity Capitalization
Schedule 7.8	Indebtedness and Other Contracts
Schedule 7.9	Off Balance Sheet
Schedule 7.11	Title
Schedule 7.12	Intellectual Property Rights
Schedule 7.14	Absence of Certain Changes
Schedule 7.15	Absence of Litigation
Schedule 7.16	Disclosure
Schedule 7.18	Placement Agent’s Fees
Schedule 7.22	Conduct of Business; Regulatory Permits
Schedule 7.25	Environmental Laws
Schedule 7.27	ERISA
Schedule 7.32	Transactions with Affiliates
Schedule 7.34	Acknowledgement Regarding Lender’s Trading Activity
Schedule 7.40	Material Contracts
Schedule 8.6	Existing Liens
Schedule 8.7	Restricted Payments
Schedule 8.25	Existing Investments

FINANCING AGREEMENT

This FINANCING AGREEMENT (as modified, amended, extended, restated, amended and restated and/or supplemented from time to time, this "Agreement"), dated as of October 30, 2014, is being entered into by and among Social Reality, Inc., a Delaware corporation ("Social"; Social and each other Person who executes a Joinder Agreement and becomes a New Borrower hereunder, including, without limitation, Steel Media, a California corporation ("Steel Media"), from and after the consummation of the Closing Date Acquisition, from time to time, each a "Borrower" and collectively, the "Borrowers"), Social, as the Borrower Representative, the entities party hereto from time to time as Guarantors, the lenders from time to time listed on the Schedule of Lenders attached hereto (each individually, a "Lender" and collectively, the "Lenders") and Victory Park Management, LLC, as administrative agent and collateral agent (the "Agent") for the Lenders and the Holders (as defined herein).

RECITALS

WHEREAS, the Borrowers have authorized a new series of senior secured notes to be issued by the Borrowers;

WHEREAS, each Lender wishes to purchase, and the Borrowers wish to sell, upon the terms and conditions stated in this Agreement, from time to time that principal amount of Senior Secured Notes, in substantially the form attached hereto as Exhibit A, as set forth opposite such Lender's name in column three (3) on the Schedule of Lenders attached hereto;

WHEREAS, in connection with the initial sale of Notes at the Closing, and as an inducement to the Lenders to purchase such Notes, Social wishes to issue to the Lenders at the Closing, upon the terms and conditions stated in this Agreement and in the Warrants (as defined below), warrants to purchase an aggregate of 2,900,000 shares of Class A common stock, par value $0.001 per share, of Social (or any capital stock issued in substitution or exchange for, or otherwise in respect of, such common stock) (the "Common Stock"), in substantially the form attached hereto as Exhibit B, and in the respective denominations as set forth opposite each Lender's name in column four (4) on the Schedule of Lenders attached hereto (the "Warrants");

WHEREAS, Social and the Lenders are executing and delivering this Agreement in reliance upon the exemption from securities registration with respect to the Notes (as defined below), the Warrants and the Warrant Shares (as defined below) afforded by the Securities Act of 1933, as amended (the "1933 Act"), and Regulation D ("Regulation D") promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrowers, as applicable, the Guarantors, as applicable, and the Agent, on behalf of the Holders and the Lenders, are executing and delivering a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit C (the "Security Agreement"), pursuant to which substantially all of the assets of the Borrowers and the Guarantors will be pledged as Collateral to secure the Obligations; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Social and the Lenders are executing and delivering a Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement"), pursuant to which Social has agreed to provide the Holder(s) of the Warrants and Warrant Shares certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrowers, the Guarantors, the Agent and each Lender hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.1

Definitions.  As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"1933 Act" has the meaning set forth in the Recitals.

"1933 Act Legend" has the meaning set forth in Section 6.5.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

"Additional Notes" has the meaning set for in Section 2.1(b).

"Agent" has the meaning set forth in the introductory paragraph hereto.

"Affiliate" means, with respect to a specified Person, another Person that (i) is a director or officer (or, in the case of a Borrower, a Responsible Officer), of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

"Approved Stock Plan" means the Social Reality, Inc. 2012 Equity Compensation Plan, as in effect as of the Closing Date, without amendment or modification thereafter.

"Asset Sale" means (i) the sale, lease, license, conveyance or other disposition of any assets or rights of any Credit Party or any Subsidiary of any Credit Party, and (ii) the sale of Equity Interests in any Credit Party or any Subsidiary of any Credit Party.

"Assignee" has the meaning set forth in Section 13.8.

"Bankruptcy Law" has the meaning set forth in Section 10.1(c).

"Business Day" means any day other than Saturday or Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

"Capital Expenditures" means any expenditure or obligation which should be capitalized in accordance with GAAP.

"Capital Stock" means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalent Investment" means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

"Cash Interest Rate" means a rate per annum equal to ten percent (10.0%).

"Change of Control" means the occurrence of any of the following:

(A)

any Credit Party or any Subsidiary of any Credit Party shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not a Credit Party or any such Subsidiary is the surviving corporation) another Person which results in such Person or any other Person (other than the then current holders) owning more than 50% of the outstanding common shares of or otherwise having voting control over any Credit Party, (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of such Credit Party or such Subsidiary to another Person, (iii) reorganize, recapitalize or reclassify the Capital Stock of such Credit Party or such Subsidiary, or (iv) consummate a stock purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock; or

(B)

with respect to any Credit Party or any Subsidiary of any Credit Party, any Person shall make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Capital Stock or other voting securities of such Credit Party or Subsidiary thereof (not including any shares of Capital Stock or other voting securities of such entity held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer); or

(C)

with respect to Social, any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the 1934 Act), other than the Lenders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, or record owner, of issued and outstanding voting securities having thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(D)

any change in the composition of the board of directors of Social such that the individuals who, as of the Closing Date, constituted the board of directors of Social cease for any reason to constitute at least a majority of the board of directors of Social; or

(E)

Social or any other Borrower at any time for any reason fails to own beneficially and of record, directly or indirectly, 100% of the issued and outstanding Capital Stock and other Equity Interests of any of its Subsidiaries.

"Closing" has the meaning set forth in Section 3.1.

"Closing Date" has the meaning set forth in Section 3.1.

"Closing Date Acquisition" means the acquisition of 100% of the stock of Steel Media by Social and the related transactions contemplated by the Closing Date Acquisition Documents, which shall close on the Closing Date in accordance with the terms of the Closing Date Acquisition Documents and applicable law.  Steel Media is a company based in the United States which has all of its employees, assets and operations in the United States.

"Closing Date Acquisition Agreement" means that certain Stock Purchase Agreement, dated as of the Closing Date, by and among Social, Steel Media and the Closing Date Sellers.

"Closing Date Acquisition Documents" means the Closing Date Acquisition Agreement, Employment Agreements, Steel Media Seller Note, Escrow Agreement, the Indemnification Escrow Agreement and all related agreements, documents and instruments executed and/or delivered in connection therewith.

"Closing Date Notes" has the meaning set for in Section 2.1(a).

"Closing Date Sellers" means Richard Steel.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means the "Collateral" as defined in the Security Agreement and as defined in any Mortgage, along with any and all other Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender, any Holder or the Agent for the benefit of the Agent, the Lenders and the Holders whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

"Collateral Assignment" has the meaning set forth in Section 8.11(d).

"Common Stock" has the meaning set forth in the Recitals.

"Compliance Certificate" means a certificate signed by a responsible officer of the Borrower Representative, in substantially the form attached hereto as Exhibit E and reasonably satisfactory to the Agent.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

"Control" means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Party" means each Borrower and each Guarantor.

"Current Assets" means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

"Current Interest Rate" means a rate per annum equal to the sum of (a) the Cash Interest Rate plus (b) the PIK Interest Rate.

"Current Liabilities" means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year.

"Current Ratio" means, with respect to any Person as of any date of determination, the ratio of (a) Current Assets to (b) Current Liabilities.

 "Custodian" has the meaning set forth in Section 10.1(c).

"Default" means an event which, with notice or lapse of time or both, would become an Event of Default.

"Default Rate" means a rate equal to the lesser of (i) Current Interest Rate plus three percent (3.0%) per annum and (ii) the maximum rate of interest allowed under applicable law.

"Destruction" means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (i) in excess of $100,000 in the aggregate for any Fiscal Year or (ii) that results, individually or in the aggregate, in a Material Adverse Effect.

"Diligence Date" has the meaning set forth in Section 7.14.

"DTC" has the meaning set forth in Section 2.11.

"EBITDA" means, as of any date of determination, for a specified period ending on such date of determination, an amount equal to (a) Net Income (or Loss), plus (b) in each instance to the extent deducted in the computation of Net Income and without duplication, (i) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation but excluding non-cash charges that are an accrual or reserve for a cash expenditure or payment to be made in a future period) for such period, plus (ii) interest expense  for such period, plus (iii) fees paid during such period to Lenders pursuant to this Agreement, plus (iv) income taxes for such period, plus (v) non-recurring costs and expenses approved by Agent in its sole discretion; provided that, notwithstanding anything to the contrary set forth in this Agreement, for purposes of determining the EBITDA of Social and its Subsidiaries for any purpose under this Agreement, if and only to the extent that the EBITDA of Social on a standalone basis is negative for the respective period for which EBITDA is being calculated, the EBITDA of Social and its Subsidiaries for such period shall equal the sum of (i) the EBITDA of Steel Media on a standalone basis and (ii) the EBITDA of each other Subsidiary of Social with positive EBITDA for such period being measured; provided, further, the foregoing notwithstanding, EBITDA for the calendar months ended January 1, 2014 through September 30, 2014 and for the period from October 1, 2014 through the Closing Date shall be deemed as set forth on Schedule 1.1 hereto.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any Subsidiary of any Credit Party or ERISA Affiliates, or (b) with respect to which, any Credit Party or any Subsidiary of any Credit Party may have liability (contingent or otherwise).

"Employment Agreements" means those certain employment agreements between Social and each of Christopher Miglino, Erin De Ruggerio, Richard Steel, Chad Holsinger, and Adam Bigelow.

"Environmental Laws" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

"Equity Interests" means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means, as to any Credit Party or any Subsidiary of any Credit Party, any trade or business (whether or not incorporated) that is a member of a group which includes such Credit Party or Subsidiary and which is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) the occurrence of a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation) with respect to an ERISA Affiliate; (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Credit Party, any Subsidiary of any Credit Party or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Credit Party, any Subsidiary of any Credit Party or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

"Escrow Agreement" means that certain Escrow Agreement, dated the Closing Date by and between Social, the Closing Date Sellers and Lowenstein Sandler LLP, as the escrow agent.

"Event of Default" has the meaning set forth in Section 10.1.

"Event of Default Notice" has the meaning set forth in Section 10.2(a).

"Event of Default Redemption" has the meaning set forth in Section 10.2(a).

"Event of Default Redemption Notice" has the meaning set forth in Section 10.2(a).

"Event of Loss" means any Destruction to, or any Taking of, any asset or property of any Credit Party or any Subsidiary of any Credit Party.

"Excess Cash Flow" means, with respect to any Fiscal Quarter of the Borrowers, (a) EBITDA for such period, less, without duplication: (b)(i) scheduled principal payments with respect to Indebtedness of Social and its Subsidiaries actually paid in cash during such period, (ii) cash interest payments made by Social and its Subsidiaries during such period, (iii) Capital Expenditures made in cash during such period not financed under capital leases or other Indebtedness or with the proceeds of equity issuances, (iv) payments made in cash in respect of the Steel Media Earnout or the Steel Media Seller Note (but excluding payments made pursuant to Section 5(c) of the Steel Media Seller Note) during such period in accordance with and as permitted by the terms of this Agreement and the Seller Note and Earnout Subordination Agreement, in each case, to the extent not financed with the proceeds of Indebtedness or equity issuances and (v) cash payments for income taxes made by Social and its Subsidiaries during such period; provided that, with respect to the calculation of Excess Cash Flow for the fourth Fiscal Quarter of each Fiscal Year, EBITDA for purposes of this definition shall be increased (or decreased) by the aggregate amount, as evidenced by the audited financial statements delivered pursuant to Section 8.1(b) for such Fiscal Year, that EBITDA was understated (or overstated) in the three previous quarterly Excess Cash Flow calculations for such Fiscal Year.

"Excluded Taxes" has the meaning given such term in Section 2.6(a).

"Exempt Offering" means any of the following offerings by Social: (a) an offering of Equity Interests in Social, consummated at or before the Closing Date, to existing and prospective stockholders of Social such that the gross proceeds to Social from such offering will be between $4,000,000 and $7,000,000; (b) an offering of Equity Interests in Social to one or both of the strategic investors the identity of each of which has been disclosed to the Agent prior to the Closing Date; and (c) any offering of Equity Interests in Social or debt securities of any Credit Party the net proceeds of which are used to repay, in whole or in part, the Obligations.

"Extraordinary Receipts" means any cash received by any Credit Party or any Subsidiary of any Credit Party outside the ordinary course of business (and not consisting of proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(vi)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) proceeds of business interruption insurance, and (e) any purchase price adjustment, escrow proceeds or indemnification payments received in connection with any Acquisition (including, without limitation, the Closing Date Acquisition).

"Fee Letter" means that certain fee letter agreement, dated as of the Closing Date, made by Social to and in favor of Agent.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year of the Borrowers.

"Fiscal Year" means a fiscal year of the Borrowers ending December 31 of each year.

"Fixed Charge Coverage Ratio" means the ratio, as of any date of determination, of (a) EBITDA of Social and its Subsidiaries, less (i) Capital Expenditures of Social and its Subsidiaries made in cash during such period not financed under capital leases or other Indebtedness or with the proceeds of equity issuances, and (ii) cash payments made, or required to be made, by Social and its Subsidiaries for income taxes, to (b) the sum of cash payments made, or required to be made, during such period by Social and its Subsidiaries for (i) interest expense, (ii) cash dividends and distributions or Equity Interest redemptions, (iii) any portion of the Steel Media Earnout other than any portion of such payments of the Steel Media Earnout financed with the proceeds of Indebtedness or equity issuances, and (iv) scheduled principal payments on debt (including the Steel Media Seller Note other than such payments on the Steel Media Note financed with the proceeds of Indebtedness or equity issuances, but excluding mandatory prepayments of the Notes pursuant to Section 2.3(b)), in each instance, for the twelve (12) month period ending on such date; provided that for any measurement period ending prior to December 31, 2015, (i) unfinanced capital expenditures pursuant to clause (a)(i) above, (ii) cash payment required to be made for scheduled principal payment of the Obligations pursuant to clause (b)(iv) above, and (iii) cash payments for (x) income taxes pursuant to clause (a)(ii) above and (y) interest expense as set forth in clause (b)(i) above shall be calculated as set forth in Schedule1.1 hereto.

"Funds Flow Letter" means that certain letter agreement, in the form of Exhibit F attached hereto, by and between Social and the Agent.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, commission (including, without limitation, the SBA), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantor" means each Person (including each Borrower with respect to the obligations of each other Borrower) which guarantees all or any part of the Obligations.

 "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

"Holder" means a holder of a Security.

"Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above, (viii) banker's acceptances, (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed, (x) Hedging Obligations, (xi) obligations under convertible securities of such Person, and (xii) obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Capital Stock prior to the date that is 180 days after the final scheduled Maturity Date of the Notes, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends (for the avoidance of doubt, for purposes of this definition, no such obligations pursuant to the Put Right shall be included to the extent duplicative of any obligations under the Steel Media Seller Note otherwise included in this definition that are secured by the Put Right).  In addition, the term "Indebtedness" of any Credit Party or any Subsidiary of any Credit Party, as applicable, includes (a) all Indebtedness of others secured by a Lien on any assets of such Credit Party or such Subsidiary (whether or not such Indebtedness is assumed by such Credit Party or such Subsidiary), and (b) to the extent not otherwise included, the guarantee by any Credit Party or any Subsidiary of any Credit Party of any Indebtedness of any other Person.

"Indemnification Escrow Agreement" means that certain Escrow Agreement, dated the Closing Date by and between Social, the Closing Date Sellers and Wells Fargo Bank, as the escrow agent.

"Insolvent" means, with respect to any Credit Party or any Subsidiary of any Credit Party, (i) the present fair saleable value in a non-liquidation context of such Credit Party's or such Subsidiary's assets is less than the amount required to pay such Credit Party's or such Subsidiary's total Indebtedness as applicable, (ii) such Credit Party or such Subsidiary is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Credit Party or such Subsidiary intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Credit Party or such Subsidiary has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

"Intellectual Property Rights" has the meaning provided in Section 7.12.

"Intellectual Property Security Agreements" means each trademark security agreement, each patent security agreement and each copyright security agreement, each in form and substance reasonably acceptable to the Agent, entered into from time to time, by and among the applicable Credit Party and the Agent.

"Interest Coverage Ratio" means the ratio, as of any date of determination, of (a) EBITDA of Social and its Subsidiaries, to (b) the sum of cash payments made, or required to be made, by Social and its Subsidiaries for interest expense, in each instance, for the twelve (12) month period ending on such date; provided that for any measurement period ending prior to December 31, 2015, cash payments for interest expense pursuant to clause (b) above shall be calculated as set forth in Schedule1.1 hereto.

"Interest Date" has the meaning provided in Section 2.2(a).

"Inventory" has the meaning provided in the UCC.

"Investment" means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

"Investors" has the meaning provided in the Registration Rights Agreement.

"Irrevocable Transfer Agent Instructions" has the meaning provided in Section 2.11.

"Issuance Date" has the meaning provided in Section 2.2(a).

"Key-Man Life Insurance" means key-man life insurance on the life of each of (i) Christopher Miglino and (ii) Richard Steel in the face amount of not less than $4,500,000 each.

"Late Charge" has the meaning provided in Section 2.4.

"Lender" and "Lenders" has the meaning set forth in the introduction.

"Leverage Ratio" means, as of any date of determination, the ratio of (a) total Indebtedness of Social and its Subsidiaries on a consolidated basis as of such date of determination, to (b) EBITDA of Social and its Subsidiaries for the twelve (12)  month period then ended.

"Lien" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

"Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, condition (financial or otherwise) of any Borrower or the Credit Parties and their Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of any Credit Party or any Subsidiary of any Credit Party to fully and timely perform its obligations under any Transaction Document.

"Material Contract" means (i) the Closing Date Acquisition Documents, (ii) the Employment Agreements, and (iii) any other contract or other arrangement to which any Borrower or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Maturity Date" means the earlier of (a) October 30, 2017, and (b) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.

"Maximum Commitment" means $20,000,000.

"Mortgage" means a mortgage or deed of trust, in form and substance reasonably satisfactory to the Agent, as it may be amended, supplemented or otherwise modified from time to time.

"Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"National Exchange" means any of The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market.

"Net Income (Loss)" means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Social and its Subsidiaries for such period (but excluding to the extent included therein any extraordinary gains or losses), provided, that, the effect of any change in accounting principles adopted by any Borrower after the date hereof shall be excluded.  For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of any Borrower, and any net income realized as a result of changes in accounting principles or the application thereof to any Borrower.

"New Borrower" has the meaning set forth in Section 8.24.

"New Guarantor" has the meaning set forth in Section 8.24.

"Notes" has the meaning set forth in Section 2.1(b).

"Obligations" means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges, Prepayment Premium, Yield Maintenance Premium, and other fees, costs, expenses and other charges and other obligations under the Warrant Documents and other Transaction Documents, of the Credit Parties to the Agent, the Holders and the Lenders or to any parent, affiliate or subsidiary of such Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

"Other Taxes" has the meaning set forth in Section 2.6(b).

"Outside Legal Counsel" means Sidley Austin LLP.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Participant Register" has the meaning set forth in Section 13.8.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

"Permitted Dispositions" means (i) sales of Inventory in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (iii) the granting of Permitted Liens, (iv) the licensing of patents, trademarks, copyrights and other Intellectual Property Rights in the ordinary course of business consistent with past practice; and (v) Exempt Offerings.

"Permitted Indebtedness" means (i) Indebtedness outstanding under the Notes and the other Transaction Documents, (ii) Indebtedness outstanding as of the Closing Date as set forth on Schedule 7.8, (iii) unsecured guaranties of the Credit Parties and their Subsidiaries in the ordinary course of business of the obligations of suppliers, customers and licensees of the Credit Parties and their Subsidiaries, (iv) Indebtedness of the Credit Parties and their Subsidiaries which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (v) Indebtedness of the Credit Parties and their Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (vi) Indebtedness of the Credit Parties consisting of the Steel Media Earnout and Steel Media Seller Note, in each case, to the extent subject to the terms and conditions of the Seller Note and Earnout Subordination Agreement, (vii) unsecured Indebtedness of the Credit Parties and their Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, and (viii) purchase money Indebtedness and Indebtedness incurred in connection with any capital lease transaction of any Credit Party or any Subsidiary of a Credit Party, provided the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $100,000.

"Permitted Liens" means (i) Liens in favor of the Agent for the benefit of the Lenders and the Holders granted pursuant to any Security Document, (ii) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) do not have priority over Agent's Liens, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens securing judgments for the payment of money not constituting a Default or an Event of Default, (iv) Liens outstanding as of the Closing Date as set forth on Schedule 8.6, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date, (v) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Credit Parties and their Subsidiaries, (vi) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vii) Liens incurred in the ordinary course of business in connection with workers' compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (viii) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (ix) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, and (xi) Liens securing Permitted Indebtedness described in clause (viii) of the definition of "Permitted Indebtedness" so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness.

"Permitted Redemption" means the redemption of Notes permitted pursuant to Section 2.3(a).

"Permitted Redemption Amount" has the meaning set forth in Section 2.3(a)(i).

"Permitted Redemption Date" means the date on which the Borrowers have elected to redeem the Notes in accordance with Section 2.3(a).

"Permitted Redemption Notice" has the meaning set forth in Section 2.3(a)(i).

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

"PIK Amount" has the meaning set forth in Section 2.2(b).

"PIK Interest Rate" means for the period commencing on the Closing Date through the last day of the calendar month during which financial statements for December 31, 2014 are delivered, four percent (4.00%) per annum; and

(b)

thereafter, the PIK Interest Rate shall equal the applicable PIK Interest Rate in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	PIK Interest Rate
≥ 3.00 < 3.00 and ≥ 2.50 < 2.50	4.00% 3.00% 2.00%

The PIK Interest Rate shall be adjusted from time to time upon delivery to Agent of the monthly financial statements for the last fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 8.2 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative as of the end of the fiscal month for which such financial statements are delivered.  If such calculation indicates that the PIK Interest Rate shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and written calculation, the PIK Interest Rate shall be adjusted in accordance therewith; provided, however, that if an Event of Default shall have occurred, then, at Agent's election, effective as of the date on which such Event of Default occurs and continuing through the date as of which such Event of Default is waived, if any, the PIK Interest Rate shall equal the highest PIK Interest Rate specified in the pricing table set forth above.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher PIK Interest Rate for any period than the PIK Interest Rate applied for that period, then (i) the Borrower Representative shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the PIK Interest Rate shall be determined based on the corrected Compliance Certificate for that period, and (iii) the accrued additional interest owing as a result of such increased PIK Interest Rate for that period shall be immediately capitalized and added to the outstanding principal balance of the Notes. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.2 and

Article X hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Notes.

"Plan" means any Multiemployer Plan or Pension Plan.

"Prepayment Premium" means the premium to be paid in connection with prepayments of the Notes pursuant to Sections 2.3(a), 2.3(b)(i), 2.3(b)(iii), 2.3(b)(iv) or 2.3(b)(vii) (solely with respect to such prepayments pursuant to Section 2.3(b)(iv), to the extent such excess required to be applied as a prepayment relates to a prepayment under Sections 2.3(b)(i), 2.3(b)(iii) or 2.3(b)(iv)).  Such prepayment premium shall be equal to, with respect to such prepayment to be made or made during any period set forth in the table below, the percentage set forth beside such period in such table of the aggregate outstanding amount of the Obligations then being prepaid:

Period	Prepayment Premium
Closing Date through and including first anniversary of Closing Date	4.0%
After first anniversary of Closing Date through and including second anniversary of Closing Date	3.0%
Thereafter	None

"Principal Market" means both of the OTC Bulletin Board and the OTC Markets — OTCQB tier, or if the Common Stock becomes listed on a National Exchange, then from and after such date, such National Exchange.

"Principal Only Assignment" has the meaning set forth in Section 13.8.

"Proceeding" has the meaning set forth in Section 7.15.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

"Proposed Borrowing" has the meaning set forth in Section 2.1(b).

"Purchase Price" has the meaning set forth in Section 3.1.

"Put Right" has the meaning ascribed to such term in the Closing Date Acquisition Agreement.

"Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

"Registration Rights Agreement" has the meaning set forth in the Recitals.

"Regulation D" has the meaning set forth in the Recitals.

"Related Parties" of any Person means such Person's Affiliates or any of its respective partners, directors, agents, employees and controlling persons.

"Required Holders" means at any time the Holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding.

"Responsible Officer" means the chairman of the board of managers, the chief executive officer or the president of the applicable Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the applicable Borrower, or any other officer having substantially the same authority and responsibility.

"Sarbanes-Oxley" has the meaning set forth in Section 7.24.

"SBA" means the Small Business Administration.

"SBA Side Letter" means that certain letter agreement, dated as of the Closing Date, by and among the Borrowers, and VPC SBIC I, LP, a Delaware limited partnership.

"SBIC" means a small business investment company licensed under the SBIC Act.

"SBIC Act" means the Small Business Investment Act of 1958, as amended.

"SBIC Holder" means VPC SBIC I, LP, a Delaware limited partnership, and any other holder of Notes that is an SBIC.

"SBIC Regulations" means the SBIC Act, and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations ("13 C.F.R."), 107 and 121, as amended.

"Schedules" has the meaning set forth in ARTICLE 7.

"SEC" has the meaning set forth in the Recitals.

"SEC Documents" has the meaning set forth in Section 7.31.

"Securities" means the Notes, the Warrants, the guarantees by each of the Guarantors of all or any part of the Obligations and, to the extent issued, the Warrant Shares.

"Security Agreement" has the meaning set forth in the Recitals.

"Security Documents" means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), the Collateral Assignment, and all other instruments, documents and agreements delivered by any Credit Party or any equityholder of any Credit Party in order to grant to Agent a Lien on any real, personal or mixed Property of any Credit Party or such other equityholder as security for the Obligations.

"Seller Note and Earnout Subordination Agreement" means, that certain Subordination Agreement, dated as of the Closing Date, by and among the Credit Parties, the Agent and the Closing Date Sellers.

"Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) total Indebtedness of Social and its Subsidiaries on a consolidated basis as of such date of determination less Indebtedness that has been subordinated to the Obligations on terms and conditions acceptable to the Agent to (b) EBITDA of Social and its Subsidiaries for the twelve (12) month period then ended.

"Steel Media" has the meaning set forth in the preamble.

"Steel Media Earnout" means the contingent deferred consideration payable by the Credit Parties to the Closing Date Sellers as an "earnout" pursuant to the provisions of Section 2.5 of the Closing Date Acquisition Agreement, as in effect on the date hereof.

"Steel Media Seller Note" means that certain promissory note, dated the Closing Date, made by Social payable to the Closing Date Sellers in the original principal amount of $2,500,000, issued pursuant to the Closing Date Purchase Agreement.

"Subsidiaries" has the meaning set forth in Section 7.1.

"Taking" means any taking of any property of any Credit Party or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $100,000 in the aggregate for any Fiscal Year or (ii) that results, either individually or in the aggregated,  in a Material Adverse Effect.

"Taxes" means any and all current or future (a) foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any person, and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Trading Day" means any day on which the Common Stock is traded on the Principal Market; provided that "Trading Day" shall not include any day on which the Principal Market is open for trading for less than 4.5 hours.

"Transaction Documents" has the meaning set forth in Section 7.2.

"UCC" has the meaning set forth in Section 7.13.

"Warrants" has the meaning set forth in the Recitals.

"Warrant Documents" means, collectively, the Warrants, the certificates representing the Warrant Shares, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions and any other agreement, document or certificate relating to any of the foregoing.

"Warrant Shares" means those shares of Common Stock or other securities for which the Warrants, and any accrued and unpaid dividends thereon, may be exercised pursuant to the terms of the Warrants.

"Yield Maintenance Premium" shall be an amount, calculated immediately prior to the applicable redemption or prepayment of the Notes, equal to the sum of all scheduled interest (determined with reference to the interest rate then in effect) in respect of the unredeemed Notes immediately prior to the applicable redemption or prepayment for the period from the date of such redemption to the date set forth in clause (a) of the definition of the Maturity Date.  The foregoing amount shall be calculated by Agent and shall be conclusive and binding on the Borrowers (absent manifest error).

Section 1.2

Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.3

Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 8.2.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at "fair value".

Section 1.4

Borrower Representative.  Each Borrower hereby designates and appoints Social as its representative and agent on its behalf (in such capacity, the "Borrower Representative") for the purposes of delivering certificates, including Compliance Certificates, and other instructions with respect to the disbursement of the proceeds of the Notes, giving and receiving all other notices and consents hereunder or under any of the other Transaction Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Transaction Documents.  Borrower Representative hereby accepts such appointment.  Agent, each Lender and each Holder may regard any notice or other communication pursuant to any Transaction Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II

AUTHORIZATION OF ISSUE

Section 2.1

Senior Secured Notes.

(a)

The Borrowers have authorized the issuance to the Lenders of senior secured notes in the aggregate initial principal amount of $9,000,000 on the Closing Date, to be dated the date of issue thereof, to mature on the Maturity Date, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (together with any notes issued in substitution therefor or replacement thereof, in each case as amended, restated, supplemented or otherwise modified from time to time, the "Closing Date Notes").

(b)

The Borrowers have authorized the issuance to the Lenders and/or one or more other Persons designated by the Agent of additional senior secured notes in an aggregate principal amount not to exceed $11,000,000 to be issued from time to time subsequent to the Closing Date, to mature on the Maturity Date, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (each such note, together with any note issued in substitution therefor or replacement thereof, in each case as amended, restated, supplemented or otherwise modified from time to time, the "Additional Notes"; the Additional Notes and Closing Date Notes are referred to herein, collectively, as the "Notes").  The Borrower Representative shall deliver to Agent a written request setting forth the request for a borrowing pursuant to the issuance of an Additional Note or Additional Notes (each, a "Proposed Borrowing") not later than noon, Chicago time, on the twentieth (20th) day prior to the proposed borrowing date, which the Agent on behalf of itself and the Lenders may accept or reject in its sole discretion, provided that acceptance of such request shall not be unreasonably withheld.  Each such request shall (i) be irrevocable by the Borrower Representative, (ii) specify the amount of the Proposed Borrowing (which shall be in increments of not less than $1,000,000), (iii) specify the proposed borrowing date for such Proposed Borrowing and (iv) specify wire transfer instructions in accordance with such Proposed Borrowing shall be funded.  Upon receipt of any such request, the Agent shall promptly notify the Borrower Representative of its acceptance or rejection of such borrowing request and, if accepted, designate a Lender or Lenders, in Agent's sole discretion (but subject to such Lender or Lenders agreement to fund all or its respective portion of such Proposed Borrowing), to fund the Proposed Borrowing on the proposed borrowing date in accordance with the terms of such borrowing request; provided that if Agent designates a Person to fund the Proposed Borrowing that is not then a Lender under this Agreement, such Person shall, prior to the funding of such Proposed Borrowing, enter into an agreement, in form and substance acceptable to the Agent, to be joined as a Lender under this Agreement and to be bound by the terms and conditions hereof.  The funding of any such Proposed Borrowing shall be subject to the satisfaction of the funding conditions set forth in Section 5.2.

(c)

Social has authorized the issuance to the Lenders on the Closing Date of the Warrants to purchase an aggregate of 2,900,000 shares of Common Stock, to be in the form of Exhibit B hereto.  The term "Warrants" as used herein shall include each such warrant delivered pursuant to any provision of this Agreement and each such warrant delivered in substitution or exchange for, or otherwise in respect of, any other Warrant pursuant to any such provision.

(d)

The Borrowers shall repay the outstanding principal balance of the Notes in installments on the dates and in the respective percentages shown below of the then outstanding aggregate principal balance of the Notes:

Date of Payment	Percentage
December 31, 2014	2.5%
March 31, 2015	2.5%
June 30, 2015	2.5%
September 30, 2015	2.5%
December 31, 2015	5.0%
March 31, 2016	5.0%
June 30, 2016	5.0%
September 30, 2016	5.0%
December 31, 2016	10.0%
March 31, 2017	10.0%
June 30, 2017	10.0%
September 30, 2017	10.0%
October 30, 2017	100.0%

The final scheduled installment of principal of the Notes (which shall include all PIK Amounts) shall, in any event, be in an amount equal to the entire remaining principal balance of the Notes, which shall be paid in full in cash on the Maturity Date (unless accelerated in accordance with Section 10.2 or redeemed or prepaid in accordance with Section 2.3).

Section 2.2

Interest.  The Borrowers shall pay interest on the unpaid principal amount of the Notes at the rates, time and manner set forth below:

(a)

Rate of Interest.  Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate (subject to the conditions to application of the PIK Amount set forth in clause (b) below).  Interest on each Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable monthly, in arrears, on the first day of each calendar month (each, an "Interest Date") during the period beginning on the date such Note is issued (the "Issuance Date") and ending on, and including, the date on which the Obligations under such Note are paid in full.  Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes.

(b)

Interest Payments.  On each Interest Date, the Borrowers shall (i) pay to the Agent, for the account of the Holders of the Notes, in cash, monthly installments of interest (in arrears) at the Cash Interest Rate on the then outstanding principal under the Notes (and interest on each Note shall also be payable in cash at any such other time the Notes become due and payable (whether by acceleration, redemption or otherwise)) and (ii) accrue and capitalize interest accruing at the PIK Interest Rate to the outstanding principal of the Notes (the "PIK Amount"), which increase shall be made to all outstanding Notes on a ratable basis.  Any payment of interest that accrues at the Cash Interest Rate due and owing on any Note shall be made by cash only by wire transfer of immediately available funds to the Agent, for the account of the record Holders of such Notes on the applicable Interest Date.

(c)

Default Rate.  Upon the occurrence of any Event of Default, the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is cured or waived.  In the event that such Event of Default is subsequently cured or waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure or waiver; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date on which such Event of Default is cured or waived. Interest at the Default Rate shall be due and payable, in cash, upon demand or, at the election of the Agent (which election may be made in the Agent's sole discretion), (i) in cash on each Interest Date in accordance with Section 2.2(b) with respect to the portion thereof at the Cash Interest Rate or (ii) as additional PIK Amount to increase the then outstanding principal on the Notes with respect to the difference between (x) interest accruing at the Default Rate and (y) interest accruing at the Cash Interest Rate, which increase shall be made to all outstanding Notes on a ratable basis.

(d)

Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement or the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Holders of the Notes have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Notes to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrowers.  For the avoidance of doubt, the Default Rate interest shall only be charged as allowed under SBA Regulation §107.855(g).

Section 2.3

Redemptions, Payments and Warrant Exercise Payments.

(a)

Permitted Redemption.

(i)

Borrowers may, at their option, elect to pay to the Holders of the Notes the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming the aggregate unpaid principal amount of all Notes, in whole or in part (a "Permitted Redemption"), including in connection with a refinancing, in full, of the Obligations. On or prior to the date which is the sixtieth (60th) calendar day prior to the proposed Permitted Redemption Date, the Borrower Representative shall deliver written notice (the "Permitted Redemption Notice") to the Holders of the Notes stating (i) that Borrowers elect to redeem pursuant to a Permitted Redemption and (ii) the proposed Permitted Redemption Date.  The "Permitted Redemption Amount" shall be equal to (A) the aggregate principal amount of the Notes being redeemed, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, (C) accrued and unpaid Late Charges with respect to such Permitted Redemption Amount, (D) the Prepayment Premium and (E) all other amounts due under the Transaction Documents. The Credit Parties acknowledge and agree that the Prepayment Premium represents bargained for consideration in exchange for the right and privilege to redeem the Notes.

(ii)

A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable (provided, that, if such Permitted Redemption is to occur in connection with a refinancing in full in cash of the Notes and all other Obligations or a Change of Control or sale of the company that will result in the payment in full in cash of the Notes and all other Obligations, then such Permitted Redemption Notice may provide that the Permitted Redemption is conditioned upon the closing of such transaction).  If the Borrowers elect to redeem pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to the Holders of the Notes on the Permitted Redemption Date shall be redeemed by the Borrowers on the Permitted Redemption Date, and the Borrowers shall pay to the Holders of the Notes on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.

(b)

Mandatory Prepayments.

(i)

On the date of receipt by any Credit Party of any net cash proceeds in excess of $100,000 in the aggregate in any Fiscal Year from any Asset Sales (other than any Permitted Dispositions), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds plus the amount of any Prepayment Premium, as applicable.

(ii)

(x) On the date of receipt by any Credit Party or any of its Subsidiaries, or the Agent as loss payee, of any net cash proceeds from any Destruction or Taking (without giving regard to clauses (i) or (ii) of each such definition), including insurance proceeds, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds (except to the extent any Credit Party, (A)

within ninety (90) days after such Destruction or Taking uses such proceeds to restore the property that is the subject of a Destruction or acquires new property to replace any property that is the subject of a Taking or (B) within such ninety (90) day period, enters into a binding commitment to so restore or replace such property that is the subject of a Destruction or Taking and subsequently completes such restoration or replacement within ninety (90) days of entering into such binding commitment); and (y) on the date of receipt by any Borrower or any of its Subsidiaries, or the Agent as assignee or beneficiary, of any proceeds from the Key-Man Life Insurance, Borrowers shall prepay (and direct Agent to cause the prepayment of) the Notes as set forth in Section 2.3(d) in an aggregate amount equal to the lesser of (A) the outstanding Obligations, and (B) 100% of such proceeds.

(iii)

On the date of receipt by any Borrower or any of its Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, any Credit Party or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan and Exempt Offerings described in clauses (a) and (b) of the definition thereof), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds, plus the amount of any Prepayment Premium.

(iv)

On the date of receipt by any Borrower or any of its Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of any Borrower or any of its Subsidiaries (other than with respect to Permitted Indebtedness), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds, plus the amount of any Prepayment Premium.

(v)

No later than the third Business Day following the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such Extraordinary Receipts, provided that no payment shall be required pursuant to this Section 2.3(b)(v) unless the amount of Extraordinary Receipts received exceeds $100,000 in the aggregate.

(vi)

No later than (i) sixty (60) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers (but in any event, if earlier, on or before the fifteenth (15th) day after the date on which Borrowers' unaudited financial statements have been finalized for such Fiscal Quarter) and (ii) ninety (90) days after the last day of the fourth Fiscal Quarter of each Fiscal Year of the Borrowers (but in any event, if earlier, on or before the fifteenth (15th) day after the date on which Borrowers' audited financial statements have been finalized for such Fiscal Quarter), commencing with the Fiscal Quarter ending December 31, 2014, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 50% of the Excess Cash Flow for such Fiscal Quarter; provided, the foregoing notwithstanding, the aggregate amount of such prepayments in respect of the twelve months ending on the first anniversary of the Closing Date shall not exceed the  amount as may be necessary to ensure compliance with SBA Regulation §107.845.

(vii)

Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrower Representative shall deliver to the Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds or, as applicable, Excess Cash Flow and Prepayment Premium.  In the event that Borrowers shall subsequently determine that the actual amount of such proceeds or Excess Cash Flow exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrowers shall promptly make an additional prepayment of the Notes in an amount equal to such excess (or applicable percentage thereof), and the Borrower Representative shall concurrently therewith deliver to the Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.

(c)

Waiver of Mandatory Prepayments.  Anything contained in Section 2.3(b) to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a "Waivable Mandatory Prepayment") of the Notes, not less than three (3) Business Days prior to the date (the "Required Prepayment Date") on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrower Representative shall notify the Agent of the amount of such prepayment, and the Agent shall promptly thereafter notify each Holder holding an outstanding Note of the amount of such Holder's pro rata share of such Waivable Mandatory Prepayment and such Holder's option to refuse such amount.  Each such Holder may exercise such option by giving written notice to the Borrower Representative and the Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Holder which does not notify the Borrower Representative and the Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Borrowers shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Holders that have elected not to exercise such option, to prepay the Notes of such Holders.

(d)

Application of Mandatory Prepayments; Prepayment Premium. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(c) shall be made to the Holders on a pro rata basis with respect to the outstanding Notes and shall be accompanied by the Prepayment Premium, if applicable.  All such prepayments of principal shall be applied to the Notes to the then remaining principal installments under the Notes in inverse order of maturities.

(e)

Warrant Exercise Payment. The Notes shall be deemed prepaid (which such payment shall be applied as set forth in Section 2.3(d)) in the amount of the Aggregate Exercise Price (as such term is defined in the Warrants), or applicable portion thereof, to the extent a Holder exercises a Warrant and pays the Aggregate Exercise Price, or a portion thereof, through a reduction of the principal amount outstanding under the Notes in accordance with Section 2(a)(ii) of the Warrants.

Section 2.4

Payments.  Whenever any payment of cash is to be made by any Borrower to any Person pursuant to the Notes or other Transaction Document, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of such Borrower and sent via overnight courier service to such Person at such address as previously provided to the Borrower Representative in writing (which address, in the case of each of the Lenders, shall initially be as set forth on the Schedule of Lenders attached hereto); provided that (i) any Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrower Representative with prior written notice setting out such request and such Holder's wire transfer instructions and (ii) the Borrowers may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by each Holder upon request therefor.  Whenever any amount expressed to be due by the terms of any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by the Borrowers in an amount equal to the Default Rate from the date such amount was due until the same is paid in full in cash ("Late Charge").  Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

Section 2.5

Dispute Resolution.  Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrower Representative shall submit the disputed determinations or arithmetic calculations via facsimile within ten (10) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Agent.  If the Agent and the Holders and the Borrower Representative are unable to agree upon such determination or calculation within ten (10) Business Days of such disputed determination or arithmetic calculation being submitted to the Agent, then the Borrower Representative shall submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by Agent within ten (10) Business Days after the Borrower Representative's receipt of written notice from Agent indicating the name and address of the accounting firm selected by Agent for such determination.  The Borrowers, at the Borrowers' sole expense, shall cause such accounting firm to perform the determinations or calculations and notify the Borrowers and the Agent of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such accounting firm's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 2.6

Taxes.

(a)

Any and all payments by or on behalf of the Credit Parties hereunder and under any Transaction Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Agent, the Holders or the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of the Agent, a Holder or a Lender and (y) franchise taxes imposed on the net income of the Agent, a Holder or a Lender, in each case by the jurisdiction under the laws of which the Agent, such Holder or such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Agent, such Holder or such Lender engages in business activity other than activity arising from the Agent, such Holder or such Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Transaction Document (the taxes described in the foregoing clauses (x) and (y), "Excluded Taxes").  If any Credit Party (or the Agent under Section 12.13 hereof) must deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to the Agent, a Holder or a Lender, (x) the sum payable by such Credit Party to the Agent, a Holder or a Lender shall be increased by the amount (an "additional amount") necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) by such Credit Party and/or the Agent, the Agent, such Holder and such Lender shall receive an amount equal to the sum it would have received had no such deductions been made except for Excluded Taxes, (y) such Credit Party shall make such deductions and (z) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, within thirty (30) days after such payment is made, such Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to Agent.

(b)

The Borrowers will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, stamp duty, registration, court, intangible, documentary, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to or in connection, this Agreement or any Transaction Document that are or would be applicable to the Holders, the Agent or the Lenders ("Other Taxes").

(c)

The Borrowers agree to indemnify the Agent, each Holder and the Lenders for the full amount of Taxes (other than Excluded Taxes) and Other Taxes paid by the Agent, such Holder or such Lender and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto in respect of or in connection with any payment or amount payable to the Agent, any Holder or any Lenders under this Agreement or any Transaction Document, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by the Agent, such Holder or such Lender, absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date the Agent, such Holder or such Lender makes written demand therefor.  The Borrowers shall have the right to receive that portion of any refund of any Taxes (other than Excluded Taxes) and Other Taxes received by the Agent, a Holder or a Lender for which any Borrower has previously paid any additional amount or indemnified the Agent, such Holder or such Lender and which leaves the Agent, the Holder or the Lender, after the Borrowers' receipt thereof, as determined by the Agent, such Holder or such Lender in its reasonable discretion, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Holder; provided, that the Borrowers agree, upon the request of such Agent, Lender or Holder, to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, Lender or Holder to the extent such Agent, Lender or Holder is required to repay any such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

Section 2.7

Reissuance.

(a)

Transfer.  If any Note is to be transferred, the Holder shall surrender such Note to the Borrower Representative, whereupon the Borrowers will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with this Section 2.7), registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with this Section 2.7) to the Holder representing the outstanding principal not being transferred.

(b)

Lost, Stolen or Mutilated Note.  Upon receipt by the Borrower Representative of evidence reasonably satisfactory to the Borrower Representative of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an unsecured indemnity agreement reasonably satisfactory to the Borrower Representative (provided, however, that if the Holder is an institutional investor, the affidavit of an authorized partner or officer of such Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity agreement or other security shall be required), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrowers shall execute and deliver to the Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.

(c)

Note Exchangeable for Different Denominations.  The Notes are exchangeable, upon the surrender thereof by the Holder at the principal office of the Borrower Representative, for a new Note or Notes (in accordance with this Section 2.7) in principal amounts of at least $250,000) representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender.

(d)

Issuance of New Notes.  Whenever the Borrowers are required to issue a new Note pursuant to the terms of this Agreement, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.7, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal and Late Charges of the Note being replaced, from the Issuance Date.

Section 2.8

Register.  The Borrower Representative shall maintain at its principal executive office (or such other office or agency of the Borrower Representative as it may designate by notice to each holder of Notes), a register for the Notes in which the Borrower Representative shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person.  The Borrower Representative shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.  Social shall maintain a register for the Warrants, and shall cause the transfer agent for the Common Stock to maintain a register for the Warrant Shares, in each case which shall record the name and address of the Person in whose name the Warrants or Warrant Shares, as applicable, have been issued (including the name and address of each transferee) and the number of Warrants and/or Warrant Shares, as applicable, held by such Person.  Social shall, or shall cause the transfer agent for the Common Stock to, as applicable, keep the register open and available for inspection by any Lender or its legal representatives on the same terms that it makes such information available to any other holder of shares of Common Stock.

Section 2.9

Maintenance of Register.  Notwithstanding anything to the contrary contained herein, the Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register.  The Notes shall only evidence a Lender's or its assignee's right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation.  This Section 2.9 shall be construed so that the Notes are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.

Section 2.10

Consideration for Notes and Warrants.  The Lenders, Holders and the Borrowers acknowledge and agree that the fair market value of, and the consideration paid for, the Notes issued hereunder on the Closing Date is $9,000,000, which shall be allocated (i) $1,500,000 with respect to the Warrants and (ii) $7,500,000 with respect to the Closing Date Notes.  The Lenders, Holders and the Borrowers shall file their respective federal, state and local tax returns in a manner which is consistent with such valuation and allocation and shall not take any action or position (whether in preparation of tax returns, financial statements or otherwise) which is inconsistent with any of the above.

Section 2.11

Transfer Agent Instructions.  Social shall issue irrevocable instructions to the transfer agent for the Common Stock in the form attached hereto as Exhibit G (the "Irrevocable Transfer Agent Instructions"), and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Holder of Warrants or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by each such Holder to Social upon exercise of the Warrants, and shall cause its counsel to promptly deliver to the transfer agent for the Common Stock one or more blanket opinions to the effect that the removal of the 1933 Act Legend from the certificates or other instruments representing Warrant Shares (and the issuance of Warrant Shares not subject to the 1933 Act Legend) under the circumstances set forth in the Irrevocable Transfer Agent Instructions may be effected under the 1933 Act.  Social warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 2.11 and stop transfer instructions to give effect to the provisions of Section 6.4 hereof will be given by Social to the transfer agent for the Common Stock and that the Warrant Shares shall otherwise be freely transferable on the books and records of Social as and to the extent provided in this Agreement.  Social acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Warrants by vitiating the intent and purpose of the transactions contemplated hereby.  Accordingly, Social acknowledges that the remedy at law for a breach of its obligations under this Section 2.11 will be inadequate and agrees, in the event of a breach or threatened breach by Social of the provisions of this Section 2.11, that the Holders of the Warrants shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 2.12

Compensation for Increased Costs and Taxes.  In the event that any Holder shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Holder (or its applicable lending office) to any additional Taxes with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, Late Charges, Prepayment Premium, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of holding Notes hereunder or to reduce any amount received or receivable by such Holder with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its reasonable discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder.  Such Holder shall deliver to the Borrower Representative (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.12, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.13

Capital Adequacy Adjustment.  In the event that any Holder shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, reserve requirements, or similar requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Holder with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of, or with reference to, such Holder's Notes or other obligations hereunder with respect to the Notes to a level below that which such Holder or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Holder or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower Representative from such Holder of the statement referred to in the next sentence, the Borrowers shall pay to such Holder such additional amount or amounts as will compensate such Holder or such controlling corporation on an after-tax basis for such reduction.  Any such Holder shall deliver to the Borrower Representative (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

ARTICLE III

PURCHASE AND SALE OF CLOSING DATE NOTES

Section 3.1

Closing.  In consideration for each Lender's payment of its pro rata share of the Purchase Price (as defined below), which is set forth opposite such Lender's name in column five (5) of the Schedule of Lenders attached hereto, (i) the Borrowers shall issue and sell to each Lender, and each Lender severally, but not jointly, agrees to purchase from the Borrowers on the Closing Date (as defined below), a principal amount of Closing Date Notes as is set forth opposite such Lender's name in column three (3) on the Schedule of Lenders attached hereto and (ii) Social shall issue to each Lender on the Closing Date, a Warrant to purchase that number of shares of Common Stock set forth opposite such Lender's name in column (4) of Section 1 (Closing Date Notes) of the Schedule of Lenders attached hereto.  The closing (the "Closing") of the purchase of the Closing Date Notes and Warrants by the Lenders shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661.  The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., Chicago time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 5.1 below (or such later date as is mutually agreed to by the Borrowers and the Agent). The purchase price of the Closing Date Notes to be purchased by the Lenders at the Closing shall be equal to $9,000,000 (the "Purchase Price"). On the Closing Date, (i) each Lender shall pay its pro rata share of the Purchase Price (less the amounts withheld by it pursuant to Section 8.22) to the Borrowers for the Closing Date Notes and Warrants to be issued and sold to such Lender at the Closing, by wire transfer of immediately available funds in accordance with the Funds Flow Letter, and (ii) the Borrowers shall deliver to each Lender (A) the Closing Date Notes (in the denominations as such Lender shall have requested prior to the Closing) which such Lender is then purchasing, duly executed on behalf of the Borrowers and registered in the name of such Lender or its designee and (B) the Warrants (in the denominations as such Lender shall have requested prior to the Closing) which such Lender is then purchasing, duly executed on behalf of Social and registered in the name of such Lender or its designee.

ARTICLE IV

INTENTIONALLY OMITTED

ARTICLE V

CONDITIONS TO EACH LENDER'S OBLIGATION
TO PURCHASE

Section 5.1

Closing.  The obligation of each Lender hereunder to purchase the Closing Date Notes and the Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a)

(i) The Borrowers shall have executed and delivered to each Lender (x) the Closing Date Notes (in such denominations as such Lender shall have requested prior to the Closing) being purchased by such Lender at the Closing pursuant to this Agreement and (y) the Warrants being purchased by such Lender at the Closing pursuant to this Agreement, and (ii) the Credit Parties shall have executed and delivered to the Agent each of the other Transaction Documents to which it is a party (other than the Transaction Documents contemplated to be executed and delivered to the Agent pursuant to the other subsections of this Section 5.1).

(b)

The Borrowers shall have executed and delivered, or caused to be delivered, to the Agent:

(i)

evidence satisfactory to the Agent that the Borrowers shall pay to the Agent on the Closing Date all fees, costs, expenses and other amounts due and owing thereon under this Agreement and the other Transaction Documents, including, without limitation, the fees set forth in the Fee Letter that are due and payable on the Closing Date and all costs and expenses of the Agent (including attorneys' fees); and

(ii)

the Funds Flow Letter.

(c)

The Borrowers shall have executed (to the extent applicable) and/or delivered, or caused to be delivered, to the Agent:

(i)

deposit account control agreements and securities account control agreements, in form and substance satisfactory to the Agent, executed by the applicable banks, in each case as the Agent may request;

(ii)

certificates evidencing any Pledged Equity (as defined in the Security Agreement) pledged to the Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock or unit powers attached thereto; and

(iii)

such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.

(d)

[Reserved.]

(e)

Each Credit Party shall have executed and/or delivered, or caused to be delivered, to the Agent:

(i)

a certificate evidencing its incorporation, formation or organization and good standing in its jurisdiction of incorporation, formation or organization issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;

(ii)

a certificate evidencing its foreign qualification and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Closing Date;

(iii)

a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Person, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated;

(iv)

a certified copy of such Person's certificate or articles of incorporation, formation or organization, as certified by the Secretary of State of its jurisdiction of incorporation, formation or organization, as of a date reasonably proximate to the Closing Date; and

(v)

a certificate, executed by the secretary of such Person and dated the Closing Date, as to (A) the resolutions consistent with Section 7.2 as adopted by such Person's board of directors (or similar governing body) in a form reasonably acceptable to the Agent, (B) such Person's articles or certificate of incorporation (or similar document), each as in effect at the Closing, (C) such Person's bylaws (or similar document), each as in effect at the Closing, and (D) no action having been taken by such Person or its stockholders, members, directors, managers or officers in contemplation of any amendments to items (A), (B), or (C) listed in this Section 5.1(e), as certified in the form attached hereto as Exhibit H.

(f)

The Borrowers shall have obtained and delivered to Agent:

(i)

the opinions of Outside Legal Counsel, dated the Closing Date.

(ii)

all governmental, regulatory and third party consents and approvals, if any, necessary for the sale and issuance of the Closing Date Notes and the Warrants at the Closing;

(iii)

searches of UCC filings in the jurisdictions of formation or incorporation of each Credit Party, the jurisdiction of the chief executive offices of each Credit

Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(iv)

such information in form, scope and substance reasonably satisfactory to the Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Credit Parties as of the Closing Date;

(v)

a certificate from a Responsible Officer of the Borrower Representative in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Credit Parties and their Subsidiaries are not Insolvent;

(vi)

certificates from Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Agent, for the benefit of the Holders, as additional insured and lender's loss payee thereunder;

(vii)

unaudited consolidated and consolidating financial statements of Social and its Subsidiaries as of, and for the seven (7) months ended, July 31, 2014, which financial statements shall be certified by a Responsible Officer of the Borrower Representative as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Social and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure; and

(viii)

a duly completed and executed Size Status Declaration on SBA Form 480 and a Non-Discrimination Certificate on SBA Form 652 and the information concerning the Borrowers required to permit each SBIC Holder to complete the Portfolio Financing Report on SBA Form 1031; (b) a written certification from the Borrowers regarding their intended use of proceeds from the sale and issuance of the Closing Date Notes; and (c) a list after giving effect to the transactions contemplated by the Transaction Documents of the name and title of each officer of each Borrower;

(g)

Each Credit Party shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Agent's security interest in the Collateral and the filing of the Intellectual Property Security Agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable.

(h)

Each Credit Party shall have executed and delivered, or caused to be delivered, to the Agent, with respect to each leasehold interest in real property owned by such Person as of the Closing Date, such agreements and documents relating to such leasehold interests as the Agent or its counsel may reasonably request.

(i)

[Reserved.]

(j)

After giving effect to the purchase of the Notes and Warrants, the consummation of the Closing Date Acquisition and the payment of all fees, costs and expenses in connection therewith, there shall not be less than $2,000,000 of cash on the balance sheet of Social.

(k)

Social shall have delivered to such Lender a letter (or other evidence acceptable to Agent) from the transfer agent for the Common Stock certifying as to the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

(l)

Social shall have delivered to the Agent a copy of the Irrevocable Transfer Agent Instructions, which instructions shall have been delivered to and acknowledged in writing by the transfer agent for the Common Stock.

(m)

The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market, if any.

(n)

Social shall have reserved a number of authorized, unissued and unreserved shares of Common Stock equal to the maximum number of Warrant Shares issuable upon the exercise of the Warrants (without regard to any limitations or restrictions on the exercise thereof) solely for the purpose of effecting the exercise of the Warrants.

(o)

Since December 31, 2013, there shall have been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(p)

The representations and warranties of the Credit Parties shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Credit Parties shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Closing Date.  The Agent shall have received certificates, executed by a Responsible Officer of the Borrower Representative, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit I.

(q)

No Default or Event of Default shall have occurred and be continuing or would result from the issuance of the Closing Date Notes or Warrants at the Closing.

Section 5.2

Additional Notes.  The obligation of any Lender (or any other Person designated by the Agent) hereunder to purchase any Additional Notes subsequent to the Closing Date is subject to the satisfaction, at on or before the closing date for the purchase thereof, of each of the following conditions:

(a)

The Borrowers shall have executed and delivered to such Person an Additional Note (in such denominations as such Person shall have requested prior to the purchase) in the principal amount being purchased by such Person on such date pursuant to this Agreement.

(b)

Each representation and warranty by any Credit Party contained herein and in each other Transaction Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such date (subject to such updates to the Schedules, if any, as are approved by the Agent in its reasonable discretion), except to the extent that such representation or warranty expressly relates to an earlier date, including the Closing Date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date).

(c)

No Default or Event of Default shall have occurred and be continuing or would result after giving effect to such purchase.

(d)

After giving effect to such purchase, the aggregate outstanding principal amount of the Notes would not exceed the Maximum Note Balance.

(e)

The Borrower Representative shall have furnished to the Agent a certificate of the chief financial officer of the Borrower Representative demonstrating on a pro forma basis compliance with the covenants set forth in Section 8.1 hereof after giving effect to such purchase.

(f)

The Credit Parties shall have paid or reimbursed the Agent and the Lenders for all costs and expenses required to be paid or reimbursed by them in accordance with Section 8.22 hereof.

The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Proposed Borrowing under the Additional Notes made after the Closing Date shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 5.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent's Liens, on behalf of the Lenders and the Holders, pursuant to the Transaction Documents.

ARTICLE VI

LENDER'S REPRESENTATIONS AND WARRANTIES

Each Lender represents and warrants (severally and not jointly) with respect to only itself that:

Section 6.1

No Public Sale or Distribution.  Such Lender is acquiring the Notes, the Warrants and any Warrant Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of any of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.  Such Lender does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

Section 6.2

Investor Status.  Such Lender is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

Section 6.3

No Governmental Review.  Such Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 6.4

Transfer or Resale.  Such Lender understands that, except as provided in the Registration Rights Agreement, the Notes, the Warrants and any Warrant Shares issued pursuant thereto have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement or an exemption from registration; provided, however, that the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed by Social to be a transfer, sale or assignment of the Securities hereunder, and no Lender effecting such a pledge of Securities shall be required to provide the Borrowers with any notice thereof or otherwise make any delivery to the Borrowers pursuant to this Agreement or any other Transaction Document, including this Section 6.4.

Section 6.5

Legends.  Such Lender understands that the certificates or other instruments representing the Notes, the Warrants and the certificates or other instruments representing Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (the "1933 Act Legend"):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION

STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES, SUBJECT TO COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Section 6.6

Residency.  Each Lender is a resident of that jurisdiction specified below its address on the Schedule of Lenders attached hereto.

ARTICLE VII

CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties jointly and severally represents and warrants to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the "Schedules")) are true and correct as of the Closing Date.  The Schedules shall be arranged by the Borrowers in paragraphs corresponding to the sections and subsections contained in this ARTICLE 7.

Section 7.1

Organization and Qualification.  Each Credit Party and each of their respective subsidiaries (which, for purposes of this Agreement, means any entity in which a Credit Party, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests) ("Subsidiaries") are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby.  Each of the Credit Parties and their respective Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 7.1, (i) Social has no Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by Social.

Section 7.2

Authorization; Enforcement; Validity.  Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the SBA Side Letter, the Fee Letter, the Security Agreement, the Mortgages (if any), the Intellectual Property Security Agreements, the other Security Documents, the Subordination Agreements, the Warrant Documents and each of the other agreements, documents and certificates entered into by the parties hereto, or delivered by any Credit Party, from time to time in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Credit Parties have been duly authorized by each of the Credit Parties' respective board of directors (or other governing body) and the consummation by the Credit Parties of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities by the Borrowers, have been duly authorized by the respective Credit Party's board of directors (or other governing body), and (other than the filing with the SEC of a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and other than filings with "Blue Sky" authorities as required thereby) no further filing, consent, approval or authorization is required by any Credit Party, its board of directors (or other governing body) or its stockholders or other equityholders.  This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Credit Parties thereto, and constitute the legal, valid and binding obligations of each of the Credit Parties party thereto, enforceable against each of such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

Section 7.3

Issuance of Securities.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof.  The Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof with the holders being entitled to all rights accorded to a holder of Common Stock to the extent provided for in the Warrants. Upon the issuance of the Warrant Shares pursuant to the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with each holder thereof being entitled to all rights accorded to a holder of Common Stock.  Assuming the truth and accuracy of the representations and warranties of each Lender set forth in ARTICLE 6 of this Agreement, the issuance by the Borrowers, as applicable, of the Notes and the Warrants to the Lenders is, and any issuance of the Warrant Shares upon exercise of the Warrants will be, exempt from registration under the 1933 Act.

Section 7.4

No Conflicts.  Except as set forth in Schedule 7.4, the execution, delivery and performance of the Transaction Documents by the Credit Parties party thereto and the consummation by the Credit Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes, the Warrants and the Warrant Shares by the Borrowers) will not (i) result in a violation of any Credit Party's certificate or articles of incorporation or bylaws or other governing documents, or the terms of any Capital Stock or other Equity Interests of any of the Credit Parties or their respective Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which any Credit Party or any Subsidiary of any Credit Party is party; (iii) result in any "price reset" or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of any Credit Party or any Subsidiary of any Credit Party; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (A) to the knowledge of such Credit Party, without independent investigation, any Environmental Laws applicable to the real property it occupies under any lease, (B) federal and state securities laws or (C) the rules and regulations of the Principal Market applicable to any Credit Party or any Subsidiary of any Credit Party or by which any property or asset of any Credit Party or any Subsidiary of any Credit Party is bound or affected).

Section 7.5

Consents.  No Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person (including, without limitation, any holder of any Equity Interest in Social) in order for such Person to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (w) the filing with the SEC of (i) a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and (ii) any filings on Form 8-K required pursuant to the 1934 Act, (x) filings with "Blue Sky" authorities as required thereby, (x) filings required pursuant to the 1933 Act or the 1934 Act, (y) filings required by the Security Documents and (z) as set forth on Schedule 7.5).  All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Credit Parties are required to make or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and each Credit Party is unaware of any facts or circumstances which might prevent any of the Credit Parties from making, obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.  Except as set forth in Schedule 7.5, Social is not in violation of any requirements for trading on the Principal Market and has no knowledge of the occurrence of any facts which would reasonably lead to the suspension of the Common Stock by the Principal Market in the foreseeable future.

Section 7.6

Subsidiary Rights.  Except as set forth on Schedule 7.6 and as otherwise permitted in any Transaction Document, each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by such Credit Party.

Section 7.7

Equity Capitalization.  As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of each Credit Party and each Subsidiary of each Credit Party is as set forth on Schedule 7.7.  All of such outstanding shares of Capital Stock or other Equity Interests of each Credit Party and each Subsidiary of each Credit Party have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 7.7.  Except as set forth on Schedule 7.7: (i) none of the Capital Stock or other Equity Interest in any Credit Party or any Subsidiary of any Credit Party is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Credit Party or such Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in any Credit Party or any Subsidiary of any Credit

Party, or contracts, commitments, understandings or arrangements by which any Credit Party or any Subsidiary of any Credit Party is or may become bound to issue additional Capital Stock or other Equity Interest in any Credit Party or any Subsidiary of any Credit Party or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in any Credit Party or any Subsidiary of any Credit Party; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any Credit Party or any Subsidiary of any Credit Party or by which any Credit Party or any Subsidiary of any Credit Party is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any Credit Party or any Subsidiary of any Credit Party; (v) there are no agreements or arrangements under which any Credit Party or any Subsidiary of any Credit Party is obligated to register the sale of any of its securities under the 1933 Act; (vi) there are no outstanding securities or instruments of any Credit Party or any Subsidiary of any Credit Party which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Credit Party or any Subsidiary of any Credit Party is or may become bound to redeem a security of any Credit Party or any Subsidiary of any Credit Party; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes; (viii) none of the Credit Party or their Subsidiaries has any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (ix) none of the Credit Parties or their Subsidiaries has any liabilities or obligations required to be disclosed in its financial statements (including the footnotes thereto).  Prior to the Closing, the Credit Parties have provided to the Agent true, correct and complete copies of (i) each Credit Parties' and Subsidiary's certificate or articles of incorporation (or other applicable governing document), as amended and as in effect on the Closing Date, and (ii) each Credit Party's and each of its Subsidiary's bylaws, as amended and as in effect on the Closing Date (or other applicable governing document).  Schedule 7.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any Credit Party or any Subsidiary of any Credit Party and the material rights of the holders thereof in respect thereto.

Section 7.8

Indebtedness and Other Contracts.  Except as disclosed on Schedule 7.8, no Credit Party and no Subsidiary of any Credit Party (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate,  a Material Adverse Effect.

Section 7.9

Off Balance Sheet Arrangements.  Except as set forth in Schedule 7.9, there is no transaction, arrangement, or other relationship between any of the Borrowers or any of their Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by Social in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

Section 7.10

Ranking of Notes.  No Indebtedness of any of the Credit Parties or any of their Subsidiaries will rank senior to or pari passu with the Notes in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise (other than Permitted Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

Section 7.11

Title.  Except as described on Schedule 7.11, each of the Credit Parties and their Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of such Credit Party or such Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens.  Any real property and facilities held under lease by any Credit Party or any Subsidiary of any Credit Party are held by it under valid, subsisting and enforceable leases.

Section 7.12

Intellectual Property Rights.  Each of the Credit Parties and their Subsidiaries owns or possesses adequate and valid rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("Intellectual Property Rights") that are necessary to conduct its respective businesses as now conducted, and (i) with respect to Intellectual Property owned by any Credit Party and the right, title and interest of such Credit Party in any license or other right to use any Intellectual Property, such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens, and (ii) with respect to underlying intellectual property licensed by any Credit Party ("Licensed Intellectual Property"), to the knowledge of such Credit Party, the Licensed Intellectual Property is free and clear of all liens, encumbrances and defects other than Permitted Liens.  No Intellectual Property Rights of any Credit Party or any Subsidiary of any Credit Party have expired or terminated, or are expected to expire or terminate within five (5) years from the Closing Date, except with respect to Licensed Intellectual Property under licenses that have expected expiration dates within such five-year period and that the applicable Credit Party expects to be able to renew following such expiration date in order to have the benefit of use of such Licensed Intellectual Property for the duration of such five-year period or that the applicable Credit Party believes it can replace with other intellectual property either owned or available to be licensed for such duration by such Credit Party.  Except as described on Schedule 7.12, (i) none of the Credit Parties or their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any Credit Party or any Subsidiary of any Credit Party of Intellectual Property Rights of other Persons; (ii) none of the Credit Parties or their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights of any Credit Party or any Subsidiary of any Credit Party; (iii) there is no claim, action or proceeding pending or, to the knowledge of each of the Credit Party, threatened in writing, against any Credit Party or any Subsidiary of any Credit Party regarding its Intellectual Property Rights or the Intellectual Property Rights of other Persons; and (iv) none of the Credit Parties or their Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings.  Each of the Credit Parties and their Subsidiaries has taken and is taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy and confidentiality of its

Intellectual Property Rights in underlying intellectual property that such Credit Party or Subsidiary owns and regards as secret and confidential or licenses and is contractually obligated to treat as secret and confidential.  For the sake of clarity, the Credit Parties and their Subsidiaries do not regard as being secret or confidential any intellectual property underlying any open source licenses or otherwise available in the public domain through no breach by any of them of any obligations to protect the secrecy and confidentiality thereof.

Section 7.13

Creation, Perfection, and Priority of Liens.  The Security Documents are effective to create in favor of the Agent, for the benefit of the Holders and the Lenders a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements and Intellectual Property Security Agreement and the recording of the Mortgages, if any) enforceable perfected and, subject to Permitted Liens, as applicable, first priority security interest and Lien in the Collateral described therein as security for the obligations under the Notes and other Transaction Documents to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law, including without limitation, with respect to personal property, the Uniform Commercial Code as in effect in any applicable jurisdiction ("UCC") and any other applicable governmental agencies.

Section 7.14

Absence of Certain Changes.  Except as disclosed in Schedule 7.14, since December 31, 2013 (the "Diligence Date"), no event has occurred that, along or together with other events, has had or could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 7.14, since the Diligence Date, the Credit Parties and each of their Subsidiaries have not (i) declared or paid any dividends, (ii) sold any assets (other than the sale of Inventory in the ordinary course of business) or (iii) made capital expenditures, individually or in the aggregate, in excess of $100,000.  None of the Credit Parties or their Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does any Credit Party or any Subsidiary of any Credit Party have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  None of the Credit Parties or their Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  None of the Credit Parties or their Subsidiaries has any knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within three (3) years from the Closing Date.  None of the Credit Parties or their Subsidiaries is, as of the Closing Date, and after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent.

Section 7.15

Absence of Litigation.  Except as set forth in Schedule 7.15, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a "Proceeding") pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, any Subsidiary of any Credit Party or any of the Credit Parties' or their Subsidiaries' officers or directors which (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect or (ii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

Section 7.16

No Undisclosed Events, Liabilities, Developments or Circumstances.  Except for the transactions contemplated by the Transaction Documents and as set forth on Schedule 7.16, since January 1, 2013, there has been no Material Adverse Effect and no circumstances exist that could reasonably be expected to be, cause or have, either individually or in the aggregate, a Material Adverse Effect.  Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Transaction Documents, (ii) liabilities accrued for in the latest balance sheet included in Social's most recent periodic report (on Form 10-Q or Form 10-K) filed at least five (5) Business Days prior to the date this representation is made (the date of such latest balance sheet, the "Latest Balance Sheet Date") and (iii) liabilities incurred in the ordinary course of business consistent with past practices since the Latest Balance Sheet Date, Social and its Subsidiaries do not have any other liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted).

Section 7.17

No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by any Credit Party or any Subsidiary of any Credit Party to arise, between any Credit Party or any Subsidiary of any Credit Party and the accountants and lawyers formerly or presently employed by the Credit Parties and their Subsidiaries which could affect the ability of the Credit Parties to perform any of their obligations under any of the Transaction Documents.

Section 7.18

No General Solicitation; Placement Agent's Fees.  None of the Credit Parties, any of the Affiliates of any Credit Party, or any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  Except as described on Schedule 7.18, no Credit Party has engaged any placement agent or other agent in connection with the sale of the Securities.  The Credit Parties shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions relating to or arising out of the transactions contemplated hereby.  The Credit Parties shall pay, and hold each Lender and Holder harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any claim for any such payment.

Section 7.19

No Integrated Offering.  None of the Credit Parties, any of its Affiliates, or any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by any Credit Party for purposes of the 1933 Act or any applicable stockholder or equityholder approval provisions.  None of the Credit Parties, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act (except as set forth in the Registration Rights Agreement) or cause the offering of the Securities to be integrated with other offerings.  No Credit Party has a registration statement pending before the SEC or currently under the SEC's review.

Section 7.20

Tax Status.  Each Credit Party and each Subsidiary of each Credit Party (i) has made or filed all foreign, federal and state income and all other material Tax Returns, reports and declarations required by any jurisdiction to which it is subject, except prior to the Closing Date where any failure to do so has not resulted, and would not reasonably be expected to result, in any material penalties to any Credit Party or any Subsidiary of any Credit Party, (ii) has paid all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) has set aside on its books adequate reserves in accordance with GAAP for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid Taxes in any material amount claimed to be delinquent by the Taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the applicable Credit Party or Subsidiary as shall be required in conformity with GAAP), and the officers of each of Credit Party and their Subsidiaries know of no basis for any such claim.

Section 7.21

Transfer Taxes.  On the Closing Date, all transfer or other Taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Lender hereunder will be, or will have been, fully paid or provided for by the Credit Parties, and all laws imposing such Taxes will be or will have been complied with.

Section 7.22

Conduct of Business; Compliance with Laws; Regulatory Permits.  No Credit Party and no Subsidiary of any Credit Party is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents.  No Credit Party and no Subsidiary of any Credit Party is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Credit Parties or their Subsidiaries in any material respect.  Without limiting the generality of the foregoing, except as set forth on Schedule 7.22, Social is not in material violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of the occurrence of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.  Except as set forth on Schedule 7.22, during the one (1) year period prior to the Closing Date, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) Social has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.  Except as set forth on Schedule 7.22, each Credit Party and each Subsidiary of each Credit Party possesses all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other appropriate regulatory authorities necessary to conduct their respective businesses, and no Credit Party or Subsidiary of any Credit Party has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits.  The Common Stock is eligible for clearing through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system, and Social is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock.  The Common Stock is not, and has not been at any time prior to the Closing Date, subject to any DTC "chill," "freeze" or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC.

Section 7.23

Foreign Corrupt Practices.  No Credit Party and no Subsidiary of any Credit Party, nor any director, officer, agent, employee or other Person acting on behalf of any Credit Party or any Subsidiary of any Credit Party has, in the course of its actions for, or on behalf of, any Credit Party or any Subsidiary of any Credit Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 7.24

Sarbanes-Oxley Act.  Social is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley"), that are applicable to Social as of the date this representation is made and as of the Closing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to Social as of the date this representation is made and as of the Closing Date, except where the failure to be in compliance would not have a Material Adverse Effect.  Since January 24, 2012, no attorney representing Social, whether or not employed by Social, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Social or any of the Borrowers or any of their respective officers, directors, employees or agents to their respective boards of directors or any committee thereof pursuant to Section 307 of Sarbanes-Oxley.

Section 7.25

Environmental Laws.  Except as set forth on Schedule 7.25, each Credit Party and each Subsidiary of each Credit Party (a) (i) is in compliance with any and all Environmental Laws applicable to its respective businesses, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (iii) is in compliance with all terms and conditions of any such permit, license or approval, and (iv) has no outstanding Liability under any Environmental Laws and is not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse Effect could not reasonably be expected to occur, and (b) with respect to the issuance of any Additional Notes, will have then provided Agent and Lenders with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws that it has then received.

Section 7.26

Margin Stock.  No Credit Party and no Subsidiary of any Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the issuance of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.27

ERISA.  Except as set forth on Schedule 7.27, no Credit Party, Subsidiary of any Credit Party or, for purposes of determinations of compliance with this Section 7.27 at any issuance of Additional Notes, any then existing ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law).  Except as set forth on Schedule 7.27, no Credit Party, Subsidiary of any Credit Party or, for purposes of determinations of compliance with this Section 7.27 at any issuance of Additional Notes, any then existing ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan.  No ERISA Event exists.  For purposes of determinations of compliance with this Section 7.27 at any issuance of Additional Notes, each then existing Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to each Credit Party's knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter.  No Credit Party, Subsidiary of any Credit Party or, for purposes of determinations of compliance with this Section 7.27 at any issuance of Additional Notes, any then-existing ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is "at risk" within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code  or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under such Employee Benefit Plan).  As of the Closing Date, none of the Credit Parties maintains or has maintained any Employee Benefit Plan.

Section 7.28

Investment Company.  No Credit Party and no Subsidiary of any Credit Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

Section 7.29

U.S. Real Property Holding Corporation.  No Credit Party and no Subsidiary of any Credit Party is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and each Credit Party will so certify upon the request of any Lender.

Section 7.30

Internal Accounting and Disclosure Controls.  Social maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  Social maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by Social in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by Social in the reports that it files or submits under the 1934 Act is accumulated and communicated to Social's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  During the twelve (12) months prior to the date this representation is made, no Credit Party and no Subsidiary of any Credit Party has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any Credit Party or any Subsidiary of any Credit Party.  The Borrowers and their Subsidiaries maintain internal control over financial reporting (as such term is defined in Rule 13a-15 under the 1934 Act), and such internal control is effective, does not have any material weaknesses and does not have any significant deficiencies that are reasonably likely to adversely affect Social's ability to accurately and completely record, process, summarize and report financial information.  Since August 2, 2011, no Borrower, any Subsidiary thereof nor any of their respective directors or officers has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Borrower or any Subsidiary thereof or its internal accounting controls, including any complaint, allegation, assertion or claim that any Borrower or any Subsidiary thereof has engaged in any improper accounting or auditing practices.

Section 7.31

SEC Documents; Financial Statements. The Common Stock is registered under Section 12(g) of the 1934 Act.  Except as set forth on Schedule 7.31, Social has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date this representation is made and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth on Schedule 7.31, as of their respective dates, the financial statements of Social included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Social as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Since the filing of each of the SEC Documents, no event has occurred that would require an amendment or supplement to any such SEC Document and as to which such an amendment or supplement has not been filed and made publicly available on the SEC's EDGAR system no less than five Business Days prior to the date this representation is made.  Social has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.  Except as required pursuant to

Section 8.33, Social is not required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and in effect on the date this representation is made and to which any Borrower is a party or by which Social is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to its reports filed or made with the SEC under the 1934 Act.  There is no material transaction, arrangement or other relationship between Social and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by Social in its reports pursuant to the 1934 Act that has not been so disclosed in the SEC Documents at least five Business Days prior to the date of this Agreement.  Since June 22, 2012, there have been no internal or SEC inquiries or investigations (formal or informal) regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any executive officer of Social or the board of directors of Social or any committee thereof.

Section 7.32

Transactions With Affiliates.  Except (i) as set forth on Schedule 7.32 and (ii) for transactions that have been entered into on terms no less favorable to such Credit Party or Subsidiary than those that might be obtained at the time from a Person who is not an officer, director or employee of any Credit Party or Subsidiary of any Credit Party, none of the officers, directors or employees of any Credit Party or any Subsidiary of any Credit Party is presently a party to any transaction with any Credit Party or any such Subsidiary (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 7.33

Acknowledgment Regarding Lenders' Purchase of Securities.  Each of the Credit Parties acknowledges and agrees that each Lender is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Lender (i) has any Affiliate, officer, director or employee that is an officer or director of any Credit Party or any Subsidiary of any Credit Party, (ii) an Affiliate of any Credit Party or any Subsidiary of any Credit Party or (iii) to the knowledge of the Credit Parties, a "beneficial owner" (as defined for purposes of Rule 13d-3 of the 1934 Act) of more than 10% of the Capital Stock of any Credit Party or any Subsidiary of any Credit Party.  Each of the Credit Parties further acknowledges that no Lender is acting as a financial advisor or fiduciary of any Credit Party or any Subsidiary of any Credit Party (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Lender's purchase of the Securities.  Each of the Credit Parties further represents to each Lender that each Credit Party's decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives.

Section 7.34

Acknowledgement Regarding Lender's Trading Activity. Except as described on Schedule 7.34 or in the Registration Rights Agreement, it is understood and acknowledged by Social that none of the Lenders has been asked by Social to agree, nor has any Lender agreed, to desist from purchasing or selling, long and/or short, securities of Social, or "derivative" securities based on securities issued by Social or to hold any of the Securities for any specified term.  Social acknowledges that such aforementioned activities do not constitute a breach of any of the Transaction Documents.

Section 7.35

Insurance.  Each of the Credit Parties and their Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Credit Parties and their Subsidiaries are engaged.  None of the Credit Parties or their Subsidiaries has been refused any insurance coverage sought or applied for and none of the Credit Parties or their Subsidiaries believes that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 7.36

Closing Date Acquisition Documents.  As of the Closing Date, each of the representations and warranties in the Closing Date Acquisition Documents is true and correct in all material respects (without duplication of any materiality qualifiers), all conditions precedent to the consummation of the Closing Date Acquisition have occurred (or simultaneously with the Closing hereunder shall occur) thereunder, and no default, breach, violation or non-compliance thereunder has occurred.

Section 7.37

Employee Relations.  None of the Credit Parties or their Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person's capacity as a union member or to perform union labor work.  Except as disclosed to Agent in writing on or prior to the Closing Date, as of the Closing Date, no executive officer of any Credit Party or any Subsidiary of any Credit Party has notified any Credit Party or any Subsidiary of any Credit Party that such officer intends to leave such Credit Party or such Subsidiary or otherwise terminate such officer's employment with such Credit Party or such Subsidiary.  As of the Closing Date, no executive officer of any Credit Party or any Subsidiary of any Credit Party, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant.  Each of the Credit Parties and their Subsidiaries is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.38

Disclosure.  Notwithstanding any other provision of this Agreement, all disclosures provided to the Lenders regarding the Credit Parties and their Subsidiaries, their respective business and properties, and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of each Credit Party, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading.  Each press release issued by the any Credit Party or any Subsidiary of any Credit Party during the twelve (12) months preceding the Closing Date did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No event or circumstance has occurred or information exists with respect to any Credit Party or any Subsidiary of any Credit Party or any of their business, properties, prospects, operations or condition (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure or announcement by the any Credit Party or any Subsidiary of any Credit Party but which has not been so publicly announced or disclosed.  None of the representations or warranties made by any Credit Party or any Subsidiary of any Credit Party in the Transaction Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any Subsidiary of any Credit Party in connection with the Transaction Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.  During the twelve (12) months immediately preceding the Closing Date, no event or circumstance has occurred or information exists with respect to the Credit Parties or any of their Subsidiaries or any of their business, properties, prospects, operations or condition (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure or announcement by Social but which has not been so publicly announced or disclosed.

Section 7.39

Patriot Act.  To the extent applicable, each of the Credit Parties and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 7.40

Material Contracts.  Schedule 7.40 contains a true, correct and complete list of all the Closing Date Acquisition Documents and all Material Contracts of each Credit Party and each Subsidiary of each Credit Party, and all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 7.41

Manipulation of Prices; Securities.

(a)

None of the Credit Parties or any of their Subsidiaries, or any officer, director or Affiliate of any of the Credit Parties or any of their Subsidiaries, and to each such Person's knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of a Credit Party or any Subsidiary to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (except for customary placement fees payable in connection with this transaction), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of such Credit Party or such Subsidiary (except for customary placement fees payable in connection with this transaction).

(b)

Since the Diligence Date, none of any officer, director or Affiliate of any of the Credit Parties or any of their Subsidiaries, any Affiliate of any of the foregoing, or anyone acting on their behalf has sold, bid, purchased or traded in the Common Stock.

Section 7.42

Application of Takeover Protections; Rights Agreement.  Each of the Credit Parties and its board of directors (or other governing body) has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its certificate or articles of incorporation (or other governing documents) or the laws of the jurisdiction of its incorporation or formation which is or could become applicable to any Lender as a result of the transactions contemplated by this Agreement, including Social's issuance of the Notes, the Warrants and the Warrant Shares and any Lender's ownership of the Securities.  Social has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of Social.

Section 7.43

Absence of Securities-Related Litigation.  To the knowledge of each Credit Party, no director or officer of any Credit Party has been involved in securities-related litigation since January 1, 2009.

Section 7.44

No Disqualification Events.  None of Social, any of its predecessors, any director, executive officer, other officer of Social participating in the offering contemplated hereby, any beneficial owner (as that term is defined in Rule 13d-3 under the 1934 Act) of 20% or more of Social's outstanding voting equity securities, calculated on the basis of voting power, any "promoter" (as that term is defined in Rule 405 under the 1933 Act) connected with Social in any capacity at the time of the Closing or any issuance of Additional Notes pursuant to the terms hereof, any placement agent or dealer participating in the offering of the Securities and any of such agents' or dealer's directors, executive officers, other officers participating in the offering of the Securities (each, a "Covered Person" and, together, "Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a "Disqualification Event"). Social has exercised reasonable care to determine (a) the identity of each person that is an Covered Person; and (b) whether any Covered Person is subject to a Disqualification Event.  Social has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of Regulation D.  With respect to each Covered Person, Social has established procedures reasonably designed to ensure that Social receives notice from each such Covered Person of (i) any Disqualification Event relating to that Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person; in each case occurring up to and including the Closing Date and any issuance of Additional Notes pursuant to the terms hereof.  Social is not for any other reason disqualified from reliance upon Rule 506 of Regulation D for purposes of the offer and sale of the Securities.

ARTICLE VIII

COVENANTS

Section 8.1

Financial Covenants.  The Credit Parties shall, and shall cause their Subsidiaries to, comply with the following financial covenants:

(a)

Leverage Ratio.  The Credit Parties shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Maximum Ratio
December 31, 2014	9.00 to 1.00

March 31, 2015	7.00 to 1.00
June 30, 2015	6.00 to 1.00
September 30, 2015	5.00 to 1.00
December 31, 2015	4.00 to 1.00

March 31, 2016	3.50 to 1.00
June 30, 2016	3.00 to 1.00
September 30, 2016	3.00 to 1.00
December 31, 2016	3.00 to 1.00

March 31, 2017 and the last day of each calendar quarter thereafter	2.50 to 1.00

(b)

Senior Leverage Ratio.  The Credit Parties shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Maximum Ratio
December 31, 2014	3.50 to 1.00

March 31, 2015	3.00 to 1.00
June 30, 2015	3.00 to 1.00
September 30, 2015	2.50 to 1.00
December 31, 2015	2.50 to 1.00

March 31, 2016	2.50 to 1.00
June 30, 2016	2.00 to 1.00
September 30, 2016	2.00 to 1.00
December 31, 2016	2.00 to 1.00

March 31, 2017 and the last day of each calendar quarter thereafter	1.50 to 1.00

(c)

Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be less than the minimum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Minimum Ratio
December 31, 2014	1.25 to 1.00

March 31, 2015	1.25 to 1.00
June 30, 2015	1.25 to 1.00
September 30, 2015	1.25 to 1.00
December 31, 2015	1.25 to 1.00

March 31, 2016	1.25 to 1.00
June 30, 2016	1.25 to 1.00
September 30, 2016	1.50 to 1.00
December 31, 2016	2.00 to 1.00

March 31, 2017 and the last day of each calendar quarter thereafter	2.00 to 1.00

(d)

Interest Coverage Ratio.   The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any calendar quarter set forth in the table below to be less than the minimum ratio set forth opposite such quarter in the table below:

Fiscal Quarter Ending	Minimum Ratio
December 31, 2014	2.50 to 1.00

March 31, 2015	3.00 to 1.00
June 30, 2015	3.25 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015 and the last day of each calendar quarter thereafter	4.00 to 1.00

(e)

Minimum Current Ratio.  The Credit Parties shall not permit the Current Ratio as of the last day of any calendar month to be less than 1.50 to 1.00.

(f)

Capital Expenditures.  The Credit Parties shall not permit Capital Expenditures in any Fiscal Year (commencing with the Fiscal Year ending December 31, 2014) to exceed $50,000.

Section 8.2

Deliveries.  Each Credit Party agrees to deliver the following to the Agent and each Holder:

(a)

Monthly Financial Statements.  As soon as available and in any event within thirty (30) days (increased to forty-five (45) days in the case of each fiscal month ending a Fiscal Quarter) after the end of each month (including December) commencing with the month ending October 31, 2014, all financial information for such month or period ending at the end of such month as Agent may reasonably request and in form and substance reasonably acceptable to the Agent, including, without limitation, the consolidated and consolidating balance sheets of Social and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations, members' equity and cash flows of Social and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for such month and for such period during the previous Fiscal Year, all in reasonable detail, and certified by a Responsible Officer of the Borrower Representative as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Social and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure;

(b)

Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the audited consolidated and consolidating balance sheets of Social and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, members' equity and cash flows of Social and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by a Responsible Officer of the Borrower Representative as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Social and its Subsidiaries, accompanied by an unqualified opinion of an independent accounting firm acceptable to Agent;

(c)

Compliance Certificate.   On the dates that the financial statements under clause (a) above are delivered, a duly completed Compliance Certificate, with appropriate insertions, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, containing a computation of each of the covenants set forth in Section 8.1 hereof for each monthly financial statement delivered for the last month of a Fiscal Quarter (provided that a computation for the covenant set forth in Section 8.1(e) shall be delivered with each set of financials delivered pursuant to Section 8.2(a) above, and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default, describing it and the steps, if any, being taken to cure it.

(d)

Monthly Compliance Checklist.  On the dates that the financial statements under clause (a) above are delivered, a duly completed compliance checklist, in form and substance satisfactory to the Agent, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, indicating whether or not the Credit Parties are in compliance with each covenant set forth in ARTICLE 8 of the Agreement (other than Section 8.1(a), (b), (c), (d) and (f) in the case of any such financial statements not delivered for the last month of a Fiscal Quarter) and whether each representation and warranty contained in ARTICLE 7 of the

Agreement is true and correct as though made on such date (except for representations and warranties that speak as of a specific date).

(e)

Projections and Budget.  As soon as available and in any event no later than December 1st of each year, (i) an operating budget and (ii) projections of the Credit Parties (and their Subsidiaries) consolidated and consolidating financial performance for the forthcoming Fiscal Year on a month by month basis;

(f)

SBA Side Letter.  On the dates and otherwise in accordance with the terms of the SBA Side Letter, such other financial, business and other certificates, items and deliveries as may be required from time to time under the terms of the SBA Side Letter.

Section 8.3

Notices.  Each Credit Party agrees to deliver the following to the Agent and each Holder:

(a)

Collateral Information.  Upon the request of Agent, a certificate of one of its duly authorized officers on behalf of such Credit Party (i) either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Agent on the Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(b)

Auditor Reports.  Promptly upon receipt thereof, copies of any reports submitted by the Borrowers' independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party or any of their Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party or any of their Subsidiaries in connection with their services;

(c)

Notice of Default.  Promptly upon any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to any event or condition set forth in ARTICLE 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and the action(s) the Borrowers have taken, are taking and propose to take with respect thereto;

(d)

Notice of Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of, or non-frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Borrower Representative to the Agent and the Lenders, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable the Agent and the Lenders and their counsel to evaluate such matters;

(e)

ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Lender shall reasonably request;

(f)

Insurance Report.  As soon as practicable following receipt thereof and in any event by the last day of each Fiscal Year, a report by the Credit Parties' insurance broker(s) in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding Fiscal Year;

(g)

Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by any Credit Party or any Subsidiary of any Credit Party or which relate to any environmental liabilities of any Credit Party or any Subsidiary of any Credit Party which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(h)

Corporate Information.  Thirty (30) days' prior written notice of any change (i) in any Credit Party's corporate name, (ii) in any Credit Party's identity or organizational structure, (iii) in any Credit Party's jurisdiction of organization, or (iv) in any Credit Party's Federal Taxpayer Identification Number or state organizational identification number.  The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement, the other Security Documents and other Transaction Documents;

(i)

Tax Returns.  Within ten (10) days following request by the Agent or any Lender, copies of each federal income Tax Return filed by or on behalf of any Credit Party and requested by such Lender;

(j)

Event of Loss.  Promptly (and in any event within three (3) Business Days) upon notice of (i) any claim with respect to any liability against any Credit Party or any Subsidiary of any Credit Party that (A) is in excess of $100,000 and (B) could reasonably be expected to result in a Material Adverse Effect or (ii) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss.

(k)

Dispositions.  Promptly (and in any event within three (3) Business Days) notice of any asset sales, transfers or other dispositions (other than the sale of Inventory in the ordinary course of business) that are in excess of $100,000 in the aggregate in any Fiscal Year.

(l)

Indemnification Escrow Agreement.  Simultaneously, with respect to any such notice delivered by Social and promptly (and in any event within one (1) Business Day) with respect to any such notice received by Social, the Borrower Representative shall deliver to Agent copies of all notices (or any other written communication reasonably requested by the Agent) delivered or received by Social or any other Credit Party in connection with the Indemnification Escrow Agreement.

(m)

Other Information.  Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers to their security holders acting in such capacity or by any of its Subsidiaries to its security holders other than to a Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party or any Subsidiary of any Credit Party with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by any Credit Party or any Subsidiary of any Credit Party to the public concerning material developments in the business of any Credit Party or any Subsidiary of any Credit Party, and (iv) such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by the Agent or any Lender.

Section 8.4

Rank.  All Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Credit Parties and their Subsidiaries (other than Permitted Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

Section 8.5

Incurrence of Indebtedness.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

Section 8.6

Existence of Liens.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.

Section 8.7

Restricted Payments.  Except as set forth on Schedule 8.7, the Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to,  directly or indirectly,

(a)

declare or pay any dividend or make any other payment or distribution on account of its Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Credit Party or any Subsidiary of any Credit Party) or to the direct or indirect holders of any Credit Party's or any Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions by a Subsidiary of a Borrower to a Borrower or a wholly-owned Subsidiary of a Borrower which is a Credit Party;

(b)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Credit Party or any Subsidiary of any Credit Party) any Equity Interests of any Credit Party or any Subsidiary of any Credit Party or any direct or indirect parent of Social or any Subsidiary, provided that Social may redeem Equity Interests from officers, directors and employees  provided all of the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such restricted payment, (ii) after giving effect to such restricted payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in 8.1, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered and (iii) such restricted payments shall not exceed $250,000 in any Fiscal Year; or

(c)

make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Credit Party or any Subsidiary of any Credit Party (or set aside or escrow any funds for any such purpose), except for: (A) payments of principal, interest and other amounts under the Notes; (B) subject to the applicable subordination terms, if any, regularly scheduled non-accelerated payments of Permitted Indebtedness (other than Indebtedness evidenced by the Steel Media Seller Note and the Steel Media Earnout); and (C) regularly scheduled payments under the Steel Media Seller Note and the Steel Media Earnout, in each case, as and when due and payable in accordance with the terms thereof and subject to the terms of the Seller Note and Earnout Subordination Agreement.

Section 8.8

Mergers; Acquisitions; Asset Sales.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, directly or indirectly, (a) be a party to any merger or consolidation, or Acquisition (other than the Closing Date Acquisition), or (b) consummate any Asset Sale other than Permitted Dispositions.

Section 8.9

No Further Negative Pledges.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent or the Holders as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

Section 8.10

Affiliate Transactions.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, directly or indirectly, (i) enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, unless such transaction is on terms that are no less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate and are fully disclosed in writing to Agent prior to consummation thereof; or (ii) pay management fees, directors' fees or other similar fees or amounts to any Person or make any payments to any Affiliate.

Section 8.11

Insurance.

(a)

The Credit Parties shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Credit Parties, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent.  Within ninety (90) days after the Closing Date the Credit Parties shall procure, and at all times thereafter the Credit Parties shall maintain, business interruption insurance with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent, the amount of which shall not be less than the greater of (i) six (6) months of EBITDA of the Borrowers (after giving pro forma effect to the Related Transactions) and (ii) the coverage amount under Social's business interruption insurance policy in effect on the Closing Date.  Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to the Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Holders.  Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days' written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of any Credit Party or any other Person shall affect the right of the Agent to recover under such policy of insurance in case of loss or damage.  In addition, the Credit Parties shall cause to be executed and delivered to the Agent no later than the Closing Date an assignment of proceeds of its business interruption insurance policies.  Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent.  Each Credit Party irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Person's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and be continuing, such Credit Party may make, settle and adjust claims involving less than $100,000 in the aggregate without the Agent's consent.

(b)

The Credit Parties shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Credit Parties with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to the Agent; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company shall give the Agent at least thirty (30) days' written notice before any such policy shall be altered or canceled.

(c)

If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Credit Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable.  Such insurance, if obtained by the Agent, may, but need not, protect each Credit Parties' interests or pay any claim made by or against any Credit Party with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance the Credit Parties may be able to obtain on their own and may be cancelled only upon the Credit Parties providing evidence that they have obtained the insurance as required above.  All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute part of the obligations due and owing hereunder, shall be payable on demand by the Credit Parties to the Agent and, until paid, shall bear interest at the highest rate applicable to Notes hereunder.

(d)

Within ninety (90) days after the date of Closing, Borrowers shall have obtained the Key-Man Life Insurance policy, and so long as any Notes or other Obligations remain outstanding, maintain the Key-Man Life Insurance policy.  Such insurance policy shall name the Agent, for the benefit of the Holders, as beneficiary and shall provide that such insurance policies may not be canceled unless the insurance carrier gives at least thirty (30) days' prior written notice of such cancellation to the Agent.  At the time of obtaining of the Key-Man Life Insurance policy, Borrowers shall have entered into, and the insurance company shall have acknowledged, an assignment of such Key-Man Policy in favor of the Agent in form and substance satisfactory to the Agent (as amended, modified and supplemented from time to time, the "Collateral Assignment").

Section 8.12

Corporate Existence and Maintenance of Properties.  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect).  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of such Credit Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 8.13

Non-circumvention.  Each Credit Party hereby covenants and agrees that none of the Credit Parties or any of their Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all action as may be reasonably necessary to protect the rights of the Holders and the Lenders.

Section 8.14

Conduct of Business.  The Credit Parties shall not conduct their businesses in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.  The Credit Parties shall not engage in any line of business other than the businesses engaged in on the Closing Date and businesses incidental thereto.

Section 8.15

U.S. Real Property Holding Corporation.  None of the Credit Parties shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.

Section 8.16

Compliance with Laws.  Each Credit Party shall, and shall cause its Subsidiaries to, (i) comply in all material respects with federal, state and other applicable securities laws, and (ii) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

Section 8.17

Additional Collateral.  With respect to any Property acquired after the Closing Date by any Credit Party as to which the Agent, for the benefit of the Lenders and the Holders, does not have a perfected Lien, such Credit Party shall promptly (i) execute and deliver to the Agent, for the benefit of the Lenders and the Holders, or its agent such amendments to the Security Documents or such other documents as the Agent, for the benefit of the Lenders, deems reasonably necessary or advisable to grant to the Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Agent, for the benefit of the Lenders and the Holders, a perfected and (subject to Permitted Liens) first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent.

Section 8.18

Audit Rights; Field Exams; Appraisals; Meetings.

(a)

The Credit Parties shall, upon reasonable notice (except during the continuance of an Event of Default when notice shall not be required), subject to reasonable safety and security procedures, and at the Credit Parties' sole cost and expense, permit the Agent and each Lender or Holder (or any of their respective designated representatives) to visit and inspect any of the properties of the Credit Parties and their Subsidiaries, to examine the books of account of the Credit Parties and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Agent and the Holders may reasonably request; provided that Agent and the Lenders shall not be permitted to exercise such audit rights more than once per Fiscal Year per Credit Party, unless an Event of Default shall have occurred and be continuing, in which case there shall be no limit on such audit rights.  .

(b)

The Credit Parties shall, upon reasonable notice, subject to reasonable safety and security procedures, and at the Credit Parties' sole cost and expense, permit the Agent and each Lender or Holder (or any of their respective designated representatives) to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent and the Lenders and Holders may reasonably request; provided that Agent and the Lenders shall not be permitted to exercise such field examination rights more than once per Fiscal Year per Credit Party, unless an Event of Default shall have occurred and be continuing, in which case there shall be no limit on such field examination rights.

(c)

The Credit Parties shall, at Agent's request and upon reasonable notice, and at the Credit Parties' sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm satisfactory to Agent; provided that in the absence of an Event of Default, the Credit Parties shall not be required to obtain more than one (1) appraisals per year.

(d)

The Credit Parties will, upon the request of the Agent, participate in a meeting of the Agent and the Lenders and Holders twice during each Fiscal Year to be held at the Borrower Representative's corporate offices (or at such other location as may be agreed to by the Borrower Representative and the Agent) at such time as may be agreed to by the Borrower Representative and the Agent.

Section 8.19

Pledge of Securities.  Each of the Credit Parties acknowledges and agrees that the Securities may be pledged by a Lender or Holder in connection with a bona fide margin account or other loan or financing arrangement that is secured by the Securities; provided such pledge is made in compliance with applicable federal and state securities laws.  Such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Lender or Holder effecting such pledge of Securities shall be required to provide any Credit Party with any notice thereof or otherwise make any delivery to any Credit Party pursuant to this Agreement or any other Transaction Document unless required in connection with registration of the Securities or by applicable law.  Each of the Credit Parties hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Lender or Holder.

Section 8.20

Additional Issuances of Debt or Equity.  Except as set forth on Schedule 8.20, none of the Credit Parties or any of their Subsidiaries shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt securities or Equity Interests, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Equity Interests, convertible securities or debt securities without the prior written consent of the Agent; provided, that notwithstanding the foregoing, Social may (x) issue Equity Interests pursuant to (i) the Approved Stock Plan, and (ii) Exempt Offerings and (y) incur Permitted Indebtedness.

Section 8.21

Right to Participate in Future Offering.

(a)

Without limiting anything set forth in Section 8.20, subject to the exceptions described below, during the period beginning on the date of this Agreement and ending on the Expiration Date (as such term is defined in the Warrants), Social shall not, and shall cause each of its Subsidiaries not to, (x) contract with any party for any debt financing with an equity component or equity financing, or (y) issue any equity securities of Social or any Subsidiary or securities convertible, exchangeable or exercisable into or for equity securities of Social or any of its Subsidiaries (including debt securities with an equity component) (a "Future Offering"), unless it shall have first delivered to each Holder of Warrants (or its designee appointed by such Holder) written notice (the "Future Offering Notice") describing generally the proposed Future Offering and providing each Holder an option (any such Holder's "Holder Purchase Option") to purchase up to its Aggregate Percentage (as defined below) of 9.70% of the total amount of securities to be issued in such Future Offering (the limitations referred to in this and the preceding sentence are collectively referred to as the "Capital Raising

Limitations").  For purposes of this Section 8.21, a Holder's "Aggregate Percentage" shall mean the percentage obtained by dividing (i) the aggregate Warrant Shares originally issuable upon exercise of the Warrants originally issued to such Holder on the Closing Date (or the applicable portion of such Warrants assigned to a Holder, in accordance with the terms hereof and the Warrants, that were originally issued to the assignor of such Warrants, as applicable), by (ii) the aggregate Warrant Shares originally issuable upon exercise of all of the Warrants issued on the Closing Date (in the case of each of clauses (i) and (ii), without regard to any limitations or other restrictions on exercise).

(b)

Upon the written request of any Holder of Warrants made within five (5) Business Days after its receipt of a Future Offering Notice (an "Additional Information Request"), Social shall provide such Holder, and each other Holder of Warrants, with such additional information regarding the proposed Future Offering, including the name of the purchaser, terms and conditions and use of proceeds thereof, as such Holder shall reasonably request.  A Holder of Warrants may exercise its Holder Purchase Option by delivering written notice (the "Holder Purchase Notice Date") to Social within five (5) Business Days after the later of (i) the Holder's receipt of a Future Offering Notice or (ii) the date on which all Holders of Warrants have received all of the information reasonably requested in the Additional Information Requests, which notice shall state the quantity of securities being offered in the Future Offering that such Holder of Warrants will purchase, up to its Aggregate Percentage, and that quantity of securities it is willing to purchase in excess of its Aggregate Percentage.  In the event that one or more Holders of Warrants fail to elect to purchase up to each such Holder's Aggregate Percentage, then each Holder that has indicated that it is willing to purchase a number of securities in such Future Offering in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (based upon the aggregate Warrant Shares issuable upon exercise of the Warrants held by the Holders that have elected to participate in the Future Offering, without regard to any limitations or other restrictions on exercise) of the securities to be issued in the Future Offering that one or more of the Holders of Warrants have not elected to purchase.

(c)

Social shall have thirty (30) days following the Holder Purchase Notice Date to sell the securities in the Future Offering (other than the securities to be purchased by Holders pursuant to this Section 8.21), upon terms and conditions no more favorable to the purchasers thereof than specified in the Future Offering Notice.  The exercise of a Holder Purchase Option shall be contingent upon, and contemporaneous with, the consummation of such Future Offering; provided, that notwithstanding a Holder's exercise of the Holder Purchase Option with respect to a particular Future Offering, the determination to complete any such Future Offering shall be within Social's sole discretion.  In connection with such consummation, each Holder of Warrants (if it exercises its Holder Purchase Option) shall deliver to Social duly and properly executed originals of any documents reasonably required by Social to effectuate such Future Offering together with payment of the purchase price for the securities being purchased by such Holder in such Future Offering, and Social or its Subsidiary, as appropriate, shall promptly issue to such Holder the securities purchased thereby.

(d)

In the event Social or its Subsidiary, as appropriate, has not sold such securities of the Future Offering within such thirty (30) day period described above, Social and the Subsidiaries shall not thereafter issue or sell such securities or any other securities subject to this Section 8.21 without first offering such securities to the Holders of Warrants in the manner provided in this Section 8.21.  The Capital Raising Limitations shall not apply to (i) any transaction involving Social's issuances of securities (A) as consideration in a merger or consolidation (the primary purpose or material result of which is not to raise or obtain equity capital or cash), (B) in connection with any strategic partnership or joint venture (the primary purpose or material result of which is not to raise or obtain equity capital or cash), or (C) as consideration for the acquisition of a business, product, license or other assets by Social (the primary purpose or material result of which is not to raise or obtain equity capital or cash); or (ii) any issuances of (W) shares of Common Stock pursuant to an offering expressly described in clause (a) and (b) of the definition of Exempt Offering set forth in Section 1.1 hereof; (X) shares of Common Stock pursuant to, and in accordance with the terms of, the Approved Stock Plan; (Y) shares of Common Stock issued or deemed to be issued by Social upon the conversion, exchange or exercise of any option, obligation or security outstanding on the date prior to the Closing Date and set forth in Schedule 7.7 to this Agreement, provided that the terms of such option, obligation or security are not amended or otherwise modified on or after the Closing Date, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares of Common Stock issued or issuable thereunder is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the Closing Date; or (Z) shares of Common Stock issued or deemed to be issued by Social upon exercise of the Warrants.

Section 8.22

Use of Proceeds.  The Credit Parties will use the proceeds from the sale of the (a) Closing Date Notes for the following purposes: (i) to pay a portion of the purchase price in connection with the consummation of the Closing Date Acquisition; (ii) to pay costs, fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents; and (iii) for general working capital purposes limited solely to the Credit Parties' U.S. operations, and (b) Additional Notes for the following purposes: (i) to pay costs, fees and expenses incurred in connection with issuance of such Additional Notes and (ii) for general working capital purposes limited solely to the Credit Parties' U.S. operations.

Section 8.23

Costs, Expenses and Other Amounts.  The Borrowers, on behalf of itself and the other Credit Parties, shall (a) reimburse the Agent and the Lenders or their designee(s) for of the amount of reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amounts, less any amounts paid in advance by the Borrowers, shall be withheld by each Lender from the Purchase Price paid by such Lender on the Closing Date as set forth in the Funds Flow Letter, (b) pay to Victory Park Management, LLC, (i) on the Closing Date, for its own account or for the account of such Persons as shall be determined by Victory Park Management, LLC in its sole discretion, a closing additional amount in an amount equal to $450,000 on the Closing Date, which amount shall be fully earned and due and payable on the Closing Date and shall not be refundable in whole or in part under any circumstances.  In addition, the Borrowers shall, within five (5) Business Days of receiving a request from the Agent therefor, reimburse Agent for any additional reasonable legal fees incurred post-closing in connection with perfecting the Agent's security interests and any additional filing or recording fees in connection therewith.  The Borrowers shall be responsible for the payment of, and shall pay, any placement agent's fees, financial advisory fees, or broker's commissions relating to or arising out of the transactions contemplated hereby, and shall hold Agent, each Holder and each Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

Section 8.24

Modification of Organizational Documents and Certain Documents.  The Credit Parties shall not, without the prior written consent of the Agent, (i) permit the charter, by-laws or other organizational documents of any Credit Party, or any Material Contract, to be amended or modified in any material respect or, in any event, in any manner materially adverse to the interests of the Agent, Lenders or Holders, or (ii) amend, supplement or otherwise modify, or waive any rights under, the Closing Date Acquisition Documents in any material respect or, in any case, in any manner materially adverse to the interests of the Agent, Lenders or Holders; provided, that the Credit Parties hereby acknowledge and agree that any (x) amendment or other modification to the Indemnity Escrow Agreement that changes Social's account or wiring instruction set forth on Exhibit A thereto on the Closing Date or (y) or any other notice or modification delivered or otherwise agreed to under the Indemnification Escrow Agreement that designates any Social account or wiring instructions other than as set forth on Exhibit A thereto on the Closing Date, in each case, is materially adverse to the interest of the Agent, Lenders and Holders.

Section 8.25

Joinder.  The Credit Parties shall notify the Holders prior to the formation or acquisition of any Subsidiaries.  For any Subsidiaries formed or acquired after the Closing Date, the Credit Parties shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder in the form attached hereto as Exhibit L (a "Joinder Agreement") in form and substance reasonably satisfactory to the Agent obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Agent and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to the Holders 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby.  In the event a Person becomes a Borrower (a "New Borrower") and/or Guarantor (a "New Guarantor") pursuant to the Joinder Agreement, upon such execution the New Borrower and/or New Guarantor shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Borrower and/or New Guarantor had originally executed the Transaction Documents.  The addition of a New Borrower and/or New Guarantor shall not in any manner affect the obligations of the other Credit Parties hereunder or thereunder.  Each Credit Party and Lender and the Agent hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Borrower and/or New Guarantor to reflect information relating to such New Borrower and/or New Guarantor, as applicable.  Compliance with this Section 8.24 shall not excuse any violation of Section 8.8.

Section 8.26

Investments.  The Credit Parties shall not, and none of the Credit Parties shall permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)

Cash Equivalent Investments;

(b)

bank deposits in the ordinary course of business;

(c)

Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d)

advances made in connection with purchases of goods or services in the ordinary course of business;

(e)

Investments owned by any Credit Party and any Subsidiary of any Credit Party on the Closing Date as set forth on Schedule 8.25;

(f)

deposits of cash in the ordinary course of business to secure performance of operating leases; and

(g)

guaranties by the Credit Parties and their Subsidiaries of Indebtedness of Credit Parties and Subsidiaries of Credit Parties that constitute Permitted Indebtedness, provided, that if the underlying Indebtedness is subordinated to the Obligations, then the guarantees of such Indebtedness shall be subordinated to the Obligations to at least the same extent.

Section 8.27

Further Assurances.  At any time or from time to time upon the request of the Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by all Credit Parties and secured by substantially all of the assets of the Credit Parties.

Section 8.28

Board Observation Rights.  Each of the Credit Parties agrees that the Agent and/or one of its designated Affiliates, as the case may be, shall be entitled to (i) have two (2) observers attend, in a non-voting capacity, whether in person or telephonically, meetings of the board of directors (or other similar body) of such Credit Party (which, in the case of Social, shall be held no less frequently than once per Fiscal Quarter) and (ii) invite members of the management team of such entity to participate in such meeting.  (For the sake of clarification, the aggregate number of such observers that may be designated by the Agent and its designated Affiliates, taken together, is two (2)).  Each of the Credit Parties shall provide such designated observers copies of notices, minutes, consents and other materials provided to the members of its board of directors (or other similar body) and shall reimburse such observer for all costs and expenses reasonably incurred in connection with attending any of such meetings.  Each of the Credit Parties agrees that no such meeting, whether in person or telephonically, shall be held unless each such designated observers shall have reasonable prior notice thereof.

Section 8.29

Form D and Blue Sky.  The Credit Parties agree to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Lender promptly after such filing.  Each of the Credit Parties shall, on or before the Closing Date, take such action as is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Lenders at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Lenders on or prior to the Closing Date.  Social shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States on a timely basis.

Section 8.30

Reporting Status.  During the period beginning with the Closing Date and ending on the first date on which no Warrants are outstanding and no Investor holds any Registrable Securities (the "Reporting Period"), Social shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and Social shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

Section 8.31

Listing; DTC Eligibility.  Social shall take all actions necessary to remain eligible for quotation of its securities on the Principal Market.  Social shall use its commercially reasonable efforts to (a) secure the listing of all of the Registrable Securities on a National Exchange as promptly as practicable following such time as Social meets all of the financial and other quantitative listing requirements for a National Exchange, and (b) following such listing, maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents.  Following such listing, neither Social nor any other Borrower shall take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock from the National Exchange.  Social shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.31.  At all times during the Reporting Period, (i) the Common Stock shall be eligible for clearing through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system, (ii) Social shall be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock, and (iii) the Common Stock shall not be subject to any DTC "chill," "freeze" or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC.

Section 8.32

Removal of Legends.  Upon the written request to Social of a holder of a certificate or other instrument representing any Securities, the 1933 Act Legend shall be removed and Social shall issue a certificate without the 1933 Act Legend to the holder of the Securities upon which it is stamped (or, in the case of any Warrant Shares being acquired upon exercise of any Warrant, Social shall issue the Warrant Shares without being subject to the 1933 Act Legend), if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides Social with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) such holder provides Social with reasonable assurances that the Securities can be sold pursuant to Rule 144 without compliance with Rule 144(e) or Rule 144(f) (or successors thereto), (iv) such holder provides Social reasonable assurances that the Securities have been or are being sold pursuant to Rule 144, or (v) such holder certifies, on or after the date that is six (6) months after the date on which such holder acquired the Securities (or is deemed to have acquired the Securities under Rule 144, which, in the case of Warrant Shares issued upon exercise of Warrants through a reduction in principal amount of a Note in accordance with Section 2(a) of the Warrants and Section 2.3(e) of this Agreement, shall be the original date of issuance of such Note pursuant to this Agreement, regardless of any exchange or replacement hereof), that such holder is not an "affiliate" of Social (as defined in Rule 144).  Social shall be responsible for the fees of its transfer agent and all of the DTC fees associated with such issuance.  Social acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Securities.  Accordingly, Social acknowledges that the remedy at law for a breach of its obligations under this Section 8.32 will be inadequate and agrees that, in the event of a breach or threatened breach of this Section 8.32, such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 8.33

Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York City time, on the second (2nd) Business Day following the Closing Date, Social shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Form 8-K this Agreement, the form of Note, the form of Warrant and the Registration Rights Agreement (such filing, including all attachments, the "8-K Filing").  Social shall provide the Agent, the Lenders and the Holders a reasonable opportunity to review the 8-K Filing prior to the filing thereof, subject to Section 8.34 of this Agreement.  Any material non-public information provided by any Borrower to any Lender in connection with the transactions contemplated hereby shall be included by Social within the aforementioned 8-K Filing.  None of the Credit Parties or any of their respective Subsidiaries, on the one hand, or the Lenders, Holders or the Agent, on the other hand, shall issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Lender, Holder or the Agent without the prior written consent of (a) the Lenders, Holders or the Agent, with respect to any proposed issuance by the Credit Parties or any of their respective Subsidiaries, or (b) the Credit Parties, with respect to any proposed issuance by any Lender, Holder or the Agent, in any such case, which consent shall not be unreasonably withheld; provided, however, that Social shall be entitled, without the prior approval of any Lender or Holder or the Agent, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided, that in the case of clause (ii), each Lender, Holder and the Agent shall be consulted by Social in connection with any such press release or other public disclosure prior to its release).  Notwithstanding anything to the contrary contained herein, Social and each of the other Credit Parties acknowledges and agrees that each Holder and/or its Affiliates may file a Schedule 13G or Schedule 13D (or amendment thereto) and other filings required under the 1934 Act relating to the transactions contemplated hereby and any amendments thereto, and include in such Schedule 13G or Schedule 13D (and amendments thereto) and any such other filings under the 1934 Act such information regarding the transactions contemplated hereby and other matters relating to Social and the other Credit Parties as such Holder or Affiliate thereof determines after consultation with its legal counsel should be included therein, and Social and each of the other Credit Parties agrees that no such filing (nor the inclusion of any such information therein) will constitute a violation of the provisions of this Agreement, any other Transaction Document or any other agreement to which any Credit Party is a party or otherwise bound; provided, however, that each Lender shall use its reasonable efforts to limit any such disclosure to the requirements of Schedule 13G or Schedule 13D (and amendment thereto) or such other applicable form or schedule as determined by such Lender in consultation with its legal counsel.

Section 8.34

Material Non-public Information.  Each Holder shall have the right, but not the obligation, to deliver a written notice (a "MNPI Stop Notice") to Social requesting that none of the Credit Parties or any of their respective Affiliates, agents or other representatives provide any material non-public information regarding Social or any other Credit Party to such Holder.  Following Social's receipt of any such MNPI Stop Notice from a Holder and until such time as such Holder elects to again receive material non-public information by delivering a written notice to that effect to Social (a "MNPI Initiation Notice"; and the period beginning with a Holder's delivery of an MNPI Stop Notice and ending on Social's receipt of a MNPI Initiation Notice from such Holder is referred to as a "MNPI Restriction Period"), except to the extent otherwise required to be included in any communication to such Lender pursuant to this Agreement or any other Transaction Document (other than pursuant to clauses (a) or (b) of Section 8.2), Social and the other Credit Parties shall not, and shall cause each of their respective Affiliates, agents and other representatives not to, provide to such Holder any material non-public information (and, for the avoidance of doubt, during any MNPI Restriction Period with respect to any Holder, (i) Social shall not be obligated to deliver to such Holder the documents or information contemplated by clauses (a) or (b) of Section 8.2 until such documents or information have been publicly disclosed, and (ii) the board observation rights of the Agent and any designated Affiliate pursuant to Section 8.28 shall be deemed to be temporarily suspended and waived).  Notwithstanding anything to the contrary herein, during an MNPI Restriction Period with respect to any Holder, in the event that Social believes that a notice or communication to any such Holder contains material non-public information relating to Social or any other Credit Party, Social shall so indicate to such Holder contemporaneously with delivery of such notice or communication; and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice or communication do not constitute material non-public information relating to Social or any other Credit Party.  During an MNPI Restriction Period, unless Social has in good faith determined that the matters relating to such notice do not constitute material non-public information relating to Social or any other Credit Party, Social shall contemporaneously with delivery of such notice or communication publicly disclose such material non-public information.  In the event of a breach by Social of the covenants set forth in this Section 8.34, any of the other Credit Parties, or any of its or their respective Affiliates, agents or other representatives, in addition to, and without limiting, any other remedy provided herein or in the other Transaction Documents, a Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of material non-public information disclosed to such Holder in violation of this Section 8.34 without the prior approval of any of the Credit Parties, or any of its or their respective Affiliates, agents or representatives; provided that, in the event of a breach of this Section 8.34 by any Credit Party, such Holder shall provide Social with an opportunity to make immediate public disclosure of such information in lieu of such Holder making public disclosure of such information in accordance with this Section 8.34.  No such Holder shall have any liability to any Credit Party or any of their respective Affiliates, officers, directors, employees, stockholders or agents for any such disclosure made in accordance with this Section 8.34 provided that such disclosure is reasonably consistent with the information disclosed to such Holder by Social or the other Credit Parties pursuant to this Section 8.34.

Section 8.35

Reservation of Shares.  Social shall take all action necessary to reserve and keep available for exercise under the Warrants as of and at all times after the Closing Date a number of authorized and unissued shares of Common Stock equal to at least one hundred percent (100%) of the number of Warrant Shares issuable upon the exercise of all of the Warrants then outstanding (without regard to any limitations or restrictions on the exercise thereof).  The number of shares of Common Stock reserved for exercise of the Warrants shall be deemed to be allocated pro rata among the Holders of the Warrants based on the Warrant Shares issuable upon exercise of the Warrants held by each Holder at the time of issuance of the Warrants (without regard to any limitations or restrictions on the exercise thereof).  In the event any Holder of Warrants shall sell or otherwise transfer any portion of its Warrants, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and deemed to be allocated to any Person that ceases to hold any Warrants shall be allocated to the remaining holders of the Warrants, pro rata based on the Warrant Shares issuable upon exercise of the Warrants then held by such holders (without regard to any limitations or restrictions on the exercise thereof).

Section 8.36

Internal Accounting Controls.  During the Reporting Period, Social shall, and shall cause each of the other Borrowers to:

(a)

at all times keep books, records and accounts with respect to all of such Person's business activities, in accordance with sound accounting practices and GAAP;

(b)

maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences; and

(c)

timely file and make publicly available on the SEC's EDGAR system, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the 1934 Act and (B) Section 906 of Sarbanes Oxley with respect to any periodic reports filed pursuant to the 1934 Act.

Section 8.37

Regulation M.  Neither Social nor any of the other Borrowers or any of their respective Affiliates will take any action prohibited by Regulation M under the 1934 Act in connection with the offer, sale and delivery of the Notes, the Warrants and the Warrant Shares contemplated hereby.

Section 8.38

Disqualification Events.  During the Reporting Period, Social will notify the Holders in writing of (a) any Disqualification Event relating to any Covered Person and (b) any event that would, with the passage of time, become a Disqualification Event relating to any Covered Person.

Section 8.39

Hiring of Chief Financial Officer.  Social, its board of directors and all applicable committees thereof shall use their reasonable best efforts to identify, interview and negotiate with candidates for Chief Financial Officer of Social and, subject to the approval of the board of directors of Social, hire and appoint a Chief Financial Officer as soon as reasonably practicable after the Closing Date, but in no event later than twelve (12) months following the Closing Date.

Section 8.40

Segregated Accounts.  Social and each of its Subsidiaries shall maintain separate bank accounts for each such entity and the cash of any such Person shall not be commingled with the cash of any other such Person.

Section 8.41

Operating Losses.  The operating losses of Social or any of its Subsidiaries shall be funded using any combination of (i) the available cash of such Person and (ii) the net issuance proceeds from the issuance of the Equity Interests of Social, which, to the extent the operating losses being funded are the losses of a Subsidiary of Social, are contributed to the equity of such Subsidiary.

ARTICLE IX

CROSS GUARANTY

Section 9.1

Cross-Guaranty.  Each Guarantor (including, for the avoidance of doubt, each Borrower with respect to the Obligations of each other Borrower), jointly and severally, hereby absolutely and unconditionally guarantees to the Agent, the Lenders, the Holders and their respective successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations.  Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this ARTICLE 9 shall not be discharged until payment and performance, in full, of the Obligations under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this ARTICLE 9 shall be primary, absolute and unconditional, irrespective of, and to the extent permitted by law, unaffected by:

(a)

the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which  any Credit Party is or may become a party;

(b)

the absence of any action to enforce this Agreement (including this ARTICLE 9) or any other Transaction Document or the waiver or consent by the Agent, the Lenders or the Holders with respect to any of the provisions thereof;

(c)

the Insolvency of any Credit Party or Subsidiary of a Credit Party; or

(d)

any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

Section 9.2

Waivers by Guarantors.  To the extent permitted by applicable law, each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent, the Lenders or the Holders to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party or Subsidiary, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Guarantor.  It is agreed among each Guarantor that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this ARTICLE 9 and such waivers, the Agent, the Lenders and the Holders would decline to enter into this Agreement.

Section 9.3

Benefit of Guaranty.  Each Guarantor agrees that the provisions of this ARTICLE 9 are for the benefit of the Agent, the Lenders the Holders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Agent, the Lenders and the Holders, the obligations of such other Credit Party under the Transaction Documents.

Section 9.4

Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 9.7, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations (other than unasserted contingent indemnification Obligations) have been paid in full or otherwise satisfied.  Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Agent, the Lenders and the Holders and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this ARTICLE 9, and that the Agent, the Lenders and the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

Section 9.5

Election of Remedies.  If the Agent, the Lenders or the Holders may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, the Agent, any of the Lenders or any of the Holders may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this ARTICLE 9.  If, in the exercise of any of its rights and remedies, the Agent, the Lenders or any of the Holders shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Credit Party hereby consents, to the extent permitted by applicable law, to such action by the Agent, such Lenders or such Holders and waives any claim based upon such action, even if such action by the Agent, such Lenders or such Holders shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by the Agent, such Lenders or such Holders.  Unless otherwise required by applicable law, any election of remedies that results in the denial or impairment of the right of the Agent, the Lenders or the Holders to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party's obligation to pay the full amount of the obligations under the Transaction Documents.

Section 9.6

Limitation.  Notwithstanding any provision herein contained to the contrary, each Guarantor's liability under this ARTICLE 9 (which liability is in any event in addition to amounts for which the Borrowers are primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)

the net amount of all amounts advanced to such Guarantor under this Agreement or otherwise transferred to, or for the benefit of, such Guarantor (including any interest and fees and other charges); and

(b)

the amount that could be claimed by the Agent, the Lenders or the Holders from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor's right of contribution and indemnification from each other Credit Party under Section 9.7.

Section 9.7

Contribution with Respect to Guaranty Obligations.

(a)

To the extent that any Guarantor shall make a payment under this ARTICLE 9 of all or any of the obligations under the Transaction Documents (other than financial accommodations made to that Guarantor for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate obligations under the Transaction Documents satisfied by such Guarantor Payment in the same proportion that such Guarantor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)

As of any date of determination, the "Allocable Amount" of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)

This Section 9.7 is intended only to define the relative rights of Guarantor and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1.  Nothing contained in this Section 9.7 shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

(d)

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(e)

The rights of the indemnifying Guarantor against other Guarantor under this Section 9.7 shall be exercisable upon the full and indefeasible payment in full in cash of the Obligations under the Transaction Documents and the termination of the Transaction Documents.

Section 9.8

Liability Cumulative.  The liability of each Guarantor under this ARTICLE 9 is in addition to and shall be cumulative with all liabilities of each other Credit Party to the Agent, the Lenders and the Holders under this Agreement and the other Transaction Documents to which such Credit Party is a party or in respect of any obligations under the Transaction Documents or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 9.9

Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by the Agent.

Section 9.10

Benefit to Borrowers.  All of the Credit Parties and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person.  Each Credit Party and each Subsidiary will derive substantial direct and indirect benefit from the purchase and sale of the Notes hereunder.

ARTICLE X

RIGHTS UPON EVENT OF DEFAULT

Section 10.1

Event of Default.  Each of the following events shall constitute an "Event of Default":

(a)

any Credit Parties' failure to pay to the Agent and/or Holders and/or Lenders any amount of (i) principal or (ii) within three (3) Business Days after the same shall become due, interest (including interest calculated at the Default Rate), Late Charges, Prepayment Premium, Yield Maintenance Premium, redemptions or any other amount when and as due under this Agreement, the Notes and the Warrant (including, without limitation, the

Borrowers' failure to pay any redemption payments or amounts hereunder, under the Notes or under the Warrant) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(b)

any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of any Credit Party or any Subsidiary of any Credit Party in excess of $100,000;

(c)

(i) any Credit Party or any Subsidiary of any Credit Party, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a "Custodian") for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of any Credit Party or any Subsidiary of any Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d);

(d)

a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any Credit Party or any Subsidiary of any Credit Party in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any Credit Party or any Subsidiary of any Credit Party and such appointment continues for thirty (30) days, (iii) orders the liquidation of any Credit Party or any Subsidiary of any Credit Party, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any Credit Party or any Subsidiary of any Credit Party;

(e)

a final judgment or judgments for the payment of money in excess of $100,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against any Credit Party or any Subsidiary of any Credit Party and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party or Subsidiary provides the Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent) to the effect that such judgment is covered by insurance and such Credit Party or Subsidiary will receive the proceeds of such insurance within thirty (30) days following the issuance of such judgment;

(f)

any Credit Party breaches any covenant, or other term or condition of any Transaction Document, except (i) in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 8.1, 8.2, 8.3(c), (h) or (l), 8.4 through 8.11, 8.13, 8.18, 8.20, 8.21, 8.23, 8.24, 8.25 and 8.27, 8.29, 8.30 and 8.31 of this Agreement and the covenants, terms and conditions of the SBA Side Letter) which is curable, only if such breach continues for a period of five (5) Business Days, or such longer period agreed to by Agent in writing in its sole discretion, and (ii) a breach addressed by the other provisions of this Section 10.1;

(g)

a Change of Control occurs;

(h)

any representation or warranty made by any Credit Party herein or any other Transaction Document is breached or is false or misleading, each in any material respect when made;

(i)

[Reserved.];

(j)

the repudiation by any Credit Party of any of its obligations under any Transaction Document, or any Security Document or any term thereof shall cease to be, or is asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party enforceable in accordance with its terms;

(k)

any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason other than as a result of any direct action or inaction by the Collateral Agent, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);

(l)

any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over such Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Transaction Document;

(m)

the material breach by any Credit Party or any of its Subsidiaries of an agreement or agreements (in each case, other than a Transaction Document) to which it is a party that involves the payment to or by such Credit Party or Subsidiary, individually or in the aggregate, of more than $100,000 (whether by set-off or otherwise) in any six (6) month period;

(n)

the occurrence of any event that will have, based on the reasonable belief of Agent and Lenders, a Material Adverse Effect;

(o)

any Credit Party or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

(p)

if either of Christopher Miglino or Richard Steel shall, at any time for any reason (other than his death or disability), cease to be employed by the Credit Parties in the same position and with duties substantially similar to those held as of the Closing Date and, with respect to Richard Steel only, the Credit Parties fail to hire a replacement reasonably acceptable to the Agent within ninety (90) days of Richard Steel ceasing to be so employed.

(q)

(i) there occurs one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Credit Parties or any of their Subsidiaries in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code;

(r)

any event or circumstance which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence;

(s)

any default or event of default (monetary or otherwise) shall occur with respect to any Material Contract (and such default or event of default continues beyond any applicable cure or grace period);

(t)

the subordination provisions of, or any consent, acknowledgment or agreement under, the Seller Note and Earnout Subordination Agreement or any other subordination agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person party or subject thereto shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Seller Note and Earnout Subordination Agreement;

(u)

the failure of the Common Stock to be quoted or listed on the Principal Market;

(v)

a Holder of a Warrant has not received all of the Warrant Shares prior to the tenth (10th) Business Day after the Warrant Share Delivery Date (as defined in the Warrants) with respect to an exercise of such Warrant, other than due to the pendency of a dispute being resolved in accordance with Section 2(d) of the Warrants;

(w)

Social or the transfer agent for the Common Stock provides notice to any holder of the Warrants, including by way of public announcement, at any time of its intention not to comply with an Exercise Notice (as defined in the Warrants) delivered in accordance with the terms of the respective Warrants (excluding, however, a notice that relates solely to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of the Warrants);

(x)

the shares of Common Stock cease to be registered under Section 12 of the 1934 Act; or

(y)

Social fails to timely make any filing with the SEC required under the 1934 Act or any rules or regulations promulgated thereunder (other than a Current Report on Form 8-K that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K), provided that any filing made within the time period permitted by Rule 12b-25 under the 1934 Act and pursuant to a timely filed Form 12b-25 shall, for purposes of this clause (y), be deemed to be timely filed.

Section 10.2

Acceleration Right.

(a)

Promptly after the occurrence of an Event of Default, the Borrower Representative shall deliver written notice thereof via email, facsimile and overnight courier (an "Event of Default Notice") to the Agent.  At any time after the earlier of the Agent's and the Holders' receipt of an Event of Default Notice and the Agent becoming aware of an Event of Default which has not been cured or waived, the Agent, at the Request of the Required Holders, may require the Borrowers to redeem all or any portion of the Notes (an "Event of Default Redemption") by delivering written notice thereof (the "Event of Default Redemption Notice") to the Borrower Representative, which Event of Default Redemption Notice shall indicate the portion of the Notes that the Agent, at the request of the Required Holders, is requiring the Borrowers to redeem; provided, that upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), the Notes, in whole, shall automatically, and without any action on behalf of the Agent, be redeemed by the Borrowers.  All Notes subject to redemption by the Borrowers pursuant to this Section 10.2 shall be redeemed by the Borrowers at a price equal to the outstanding principal amount of the Notes, plus accrued and unpaid interest, Yield Maintenance Premium, and accrued and unpaid Late Charges and all other amounts due under the Transaction Documents (the "Event of Default Redemption Price").

(b)

In the case of an Event of Default Redemption, the Borrowers shall deliver the applicable Event of Default Redemption Price to the Agent within three (3) Business Days after the Borrower Representative's receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal of the Notes, the Borrowers shall promptly cause to be issued and delivered to the Holders new Notes (in accordance with Section 2.7) representing the outstanding principal which has not been redeemed.

Section 10.3

Consultation Rights.  Without in any way limiting any remedy that the Holders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this ARTICLE 10) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent, the Credit Parties shall hire or otherwise retain a consultant, advisor or similar Person acceptable to the Agent to advise the Credit Parties with respect to their business and operations.

Section 10.4

Other Remedies.  The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law (including, without limitation, under the UCC) or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent's, any Lender's or any Holder's right to pursue actual and consequential damages for any failure by the Credit Parties to comply with the terms of this Agreement, the Notes and the other Transaction Documents.  Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Credit Parties (or the performance thereof).  Each of the Credit Parties acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Credit Parties therefore agree that, in the event of any such breach or threatened breach, the Agent, the Lenders and the Holders shall be entitled, unless prohibited by applicable law, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

AGENCY PROVISIONS

Section 12.1

Appointment.  Each of the Holders and Lenders hereby irrevocably designates and appoints Agent as the administrative agent and collateral agent of such Holder or such Lender (or the Holders or Lenders represented by it) under this Agreement and the other Transaction Documents for the term hereof (and Agent hereby accepts such appointment), and each such Holder and Lender irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and Holders), and is hereby authorized, to (a) act as the disbursing and collecting agent for the Lenders and Holders with respect to all payments and collections arising in connection with the Transaction Documents (including in any proceeding described in Sections 10.1(c) or 10.1(d) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Transaction Document to any Lender or Holder is hereby authorized to make such payment to Agent, (b) file and prove claims and file other documents necessary or desirable to allow the claims of the Agent, Lenders and Holders with respect to any Obligation in any proceeding described in Sections 10.1(c) or 10.1(d) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (c) act as collateral agent for itself and each Lender and Holder for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (d) manage, supervise and otherwise deal with the Collateral, (e) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents, (f) except as may be otherwise specified in any Transaction Document, exercise all remedies given to Agent, the Lenders and the Holders with respect to the Credit Parties and/or the Collateral, whether under the Transaction Documents, applicable Requirements or otherwise and (g) execute any amendment, consent or waiver under the Transaction Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and Holder to act as collateral sub-agent for Agent, the Lenders and the Holders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalent Investments held by, such Lender or Holder, and may further authorize and direct the Lenders and the Holders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and Holder hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Any reference to the Agent in this Agreement or the other Transaction Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Holder or a Lender.  Under the Transaction Documents, Agent (a) is acting solely on behalf of the Agent, Lenders and Holders (except to the limited extent provided in Section 2.8 with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Agent", the terms "agent", "Agent" and "collateral agent" and similar terms in any Transaction Document to refer to Agent, which terms are used for title purposes only, (b) is not assuming any obligation under any Transaction Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, Holder or any other Person and (c) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Transaction Document, and each Lender and Holder, by accepting the benefits of the Transaction Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (a) through (c) of this sentence.

Section 12.2

Binding Effect.  Each Lender and Holder, by accepting the benefits of the Transaction Documents, agrees that (a) any action taken by Agent (or, when expressly required hereby, all the Holders) in accordance with the provisions of the Transaction Documents, (b) any action taken by Agent in reliance upon the instructions of Required Holders (or, when expressly required hereby, all the Holders) and (c) the exercise by Agent (or, when expressly required hereby, all the Holders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Holders.

Section 12.3

Use of Discretion.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (a) under any Transaction Document or (b) pursuant to instructions from all the Holders, when expressly required hereby.  Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action (a) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders and/or Holders (or, to the extent applicable and acceptable to Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Related Parties or (b) that is, in the opinion of Agent or its counsel, contrary to any Transaction Document or applicable Requirement.  Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Transaction Documents for the benefit of all the Lenders and the Holders; provided, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Transaction Documents, (b) any Lender or Holder from exercising setoff rights in accordance with Section 13.17(a) or (c) any Lender or Holder from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided, further that if at any time there is no Person acting as Agent hereunder and under the other Transaction Documents, then

(A) the Required Holders shall have the rights otherwise ascribed to Agent pursuant to Article 10 and (B) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 13.17(a), any Lender or Holder may, with the consent of the Required Holders, enforce any rights and remedies available to it and as authorized by the Required Holders.

Section 12.4

Delegation of Duties.  The Agent may execute any of its respective duties under this Agreement or the other Transaction Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by the Agent with reasonable care.

Section 12.5

Exculpatory Provisions.  Neither the Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Holders or Lenders for any recitals, statements, representations or warranties made by any Credit Party or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Credit Party or any of its Subsidiaries to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Holder or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Transaction Document, or to inspect the properties, books or records of Social or any of its Subsidiaries.

Section 12.6

Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall first receive such advice or concurrence of the Required Holders (or, when expressly required hereby, all the Holders) as it deems appropriate, if any, or it shall first be indemnified to its satisfaction by the Holders and Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Holders (or, when expressly required hereby, all the Holders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders and Lenders and all future Holders and Lenders.  Without limiting the foregoing, Agent:

(a)

shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Holders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(b)

shall not be responsible to any Lender, Holder or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document; and

(c)

makes no warranty or representation, and shall not be responsible, to any Lender, Holder or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Party of any Credit Party in connection with any Transaction Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Transaction Documents;

and, for each of the items set forth in clauses (a) through (c) above, each Lender, Holder and Credit Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

Section 12.7

Notices of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Transaction Document unless it has received notice of such Event of Default in accordance with the terms hereof or thereof or notice from a Holder, a Lender or the Borrower Representative referring to this Agreement or the other Transaction Documents describing such Event of Default and stating that such notice is a "notice of default."  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Holders and Lenders.  The Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Holders and Lenders, except to the extent that other provisions of this Agreement or the other Transaction Documents expressly require that any such action be taken or not be taken only with the consent and authorization or upon the request of all the Holders.

Section 12.8

Non Reliance on the Agent and Other Holders.  Each of the Holders and Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys in fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the any Credit Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Holder or Lender.  Each of the Holders and Lenders represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Holder or Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Credit Party and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Holders and Lenders by the Agent hereunder or under the other Transaction Documents, the Agent shall not have any duty or responsibility to provide any Holder or Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Credit Party or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys in fact, Subsidiaries or Affiliates.

Section 12.9

Indemnification.  Each of the Holders and Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Transaction Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Holder or Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  The agreements in this Section 12.9 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

Section 12.10

The Agent in Its Individual Capacity.  The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties or any of their Subsidiaries as though the Agent were not an Agent hereunder.  With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Holder or Lender and may exercise the same as though it were not an Agent, and the terms "Holders" and "Lenders" shall include the Agent in its individual capacity.

Section 12.11

Resignation of the Agent; Successor Agent.  The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Holders and Lenders and the Borrower Representative and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder.  Upon any such resignation, the Required Holders shall have the right to appoint a successor Agent with concurrent notice to the Borrower Representative.  If no successor Agent shall have been so appointed by the Required Holders, then the Agent may, on behalf of the Holders and Lenders, appoint a successor Agent reasonably acceptable to the Borrower Representative (so long as no Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12.11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Required Holders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above.

Section 12.12

Reimbursement by Holders and Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 13.1 or Section 13.12 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Holder and Lender severally agrees to pay to the Agent (or any such sub agent) or such Related Party, as the case may be, such Holder's or Lender's applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  For the purposes of this Section 12.12, the "applicable percentage" of a Holder or a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Holder or Lender at such time.

Section 12.13

Withholding. To the extent required by any Requirement, Agent may withhold from any payment to any Lender or Holder under a Transaction Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).  If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Holder (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender or Holder failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender or Holder shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender or Holder under a Transaction Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender or Holder but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender or Holder under this Section 12.13.

Section 12.14

Release of Collateral or Guarantors.  Each Lender and Holder hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)

any Subsidiary of any Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Transaction Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations; and

(b)

any Lien held by Agent for the benefit of the Lenders and Holders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Transaction Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to this Agreement after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon clause (xiii) of the definition of Permitted Liens and (iii) all of the Collateral and all Credit Parties, upon (A) indefeasible payment in full in cash of the Obligations under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder and (B) to the extent requested by Agent, receipt by Agent and the Lenders and Holders of liability releases from the Credit Parties each in form and substance acceptable to Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.1

Payment of Expenses.  Each Credit Party shall reimburse Agent and the Holders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel), incurred by Agent and the Holders in connection with the (i) investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, this Agreement and any other Transaction Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, and any other transactions between the Credit Parties (or any of them) and Agent and the Holders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) administration and enforcement of Agent's and any Holder's rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or the Holders for such purposes, and any costs and expenses incurred in connection with the forbearance of any of the rights and remedies of the Agent and any Holders hereunder and the fees and expenses incurred by each such Person in any filing with any governmental agency (including the SBA) with respect to its investment in the Credit Parties or in any other filing with any governmental agency with respect to the Credit Parties which mentions such Person); (v) costs associated with any refinancing or restructuring of the Notes whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; and (vi) from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Holders), that may be payable in connection with the Notes contemplated by this Agreement and the other Transaction Documents.  The Borrowers shall also pay all normal service charges with respect to all accounts maintained by the Credit Parties with the Holders or any additional service requested by the Credit Parties from the Holders.  All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to the Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to Notes hereunder.  Without limiting the foregoing, if (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Holder otherwise takes action to collect amounts due under such Note or to enforce the provisions of such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Credit Party or other proceedings affecting creditors' rights and involving a claim under such Note, then the Credit Parties shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).  The obligations of the Credit Parties under this Section 13.1 are joint and several.

Section 13.2

Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.3

Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature or other electronic signature (including .pdf) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

Section 13.4

Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 13.5

Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 13.6

Entire Agreement; Amendments.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Agent, the Holders, the Lenders, the Credit Parties, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or the Agent, any Holder or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Credit Parties and the Agent (provided, that no amendment or waiver hereof shall (a) extend the due date of any payment hereunder or under the Notes (it being agreed that mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(c) or otherwise with the consent of the Agent), (b) decrease the amount or rate of interest (it being agreed that waiver of the Default Rate shall only require the consent of the Agent), premium, principal or other amounts payable hereunder or under the Notes or forgive or waive any such payment (it being agreed that mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(c) or otherwise with the consent of the Agent), (c) amend Section 2.3(d) or Section 13.17 or any provision regarding the pro rata nature of payments hereunder or under the Notes, (d) amend or modify this Section 13.6, the definition of the term "Required Holders" or any other provision providing for the consent or other action by all Lenders or Holders, (e) discharge any Credit Party from its respective Obligations under the Transaction Documents or release substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Transaction Documents, (f) increase or extend the any Lender's or Holder's obligations hereunder or reinstate any such obligations terminated pursuant to the terms of this Agreement, or (g) disproportionately and adversely affect any Lender or Holder as compared to other Lenders or Holders, in each case, without the consent of all Holders), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 13.6 shall be binding on all Lenders and all Holders, as applicable.  No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders or Lenders.  None of the Credit Parties has, directly or indirectly, made any agreements with the Agent, any Lenders or any Holders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, each of the Credit

Parties confirms that, except as set forth in this Agreement, none of Agent, any Lender or any Holder has made any commitment or promise or has any other obligation to provide any financing to the Credit Parties or otherwise.

Section 13.7

Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or e-mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to any of the Credit Parties:

c/o Social Reality, Inc.

456 Seaton Street

Los Angeles, CA  9013

Telephone:

(323) 283-805

Attention:

Christopher Miglino

Email:

chris@socialreality.com

With a copy (for informational purposes only) to:

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York  10019

Telephone:

(212) 339-5480

Attention:

Alan Jakimo, Esq.

Email:

ajakimo@sidley.com

If to the Agent:

Victory Park Management, LLC

227 W. Monroe Street, Suite 3900

Chicago, Illinois 60606

Telephone:

(312) 705-2786

Facsimile:

(312) 701-0794

Attention:

Scott Zemnick, Esq.

E-mail:

szemnick@vpcadvisors.com

with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Telephone:

(312) 902-5297 and (312) 902-5495

Facsimile:

(312) 577-8964 and (312) 577-8854

Attention:

Mark R. Grossmann, Esq. and Scott E. Lyons, Esq.

E-mail:

mg@kattenlaw.com and scott.lyons@kattenlaw.com

If to a Lender, to its address, facsimile number and e-mail address set forth on the Schedule of Lenders, with copies to such Lender's representatives as set forth on the Schedule of Lenders,

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

Section 13.8

Successors and Assigns.

(a)

This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes or the Warrants.  None of the Credit Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of Agent, including by way of a Change of Control.

(b)

Subject to the provisions of Section 2.7, 2.8 and 2.9 hereof, a Lender may assign some or all of its rights and obligations hereunder in connection with the transfer of any of its Notes to any Person (an "Assignee"), with the prior written consent of the Agent and, so long as no Event of Default exists, the Borrower Representative (which consent of the Borrower Representative shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to an Assignee that is an Affiliate of a Lender); provided, however, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof.  Such permitted Assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations, and the Credit Parties shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders of Notes).  For purposes of clarification, a Lender may assign all or a portion of such Lender's outstanding Notes with or without an assignment of all or a portion of such Lender's portion of the Maximum Commitment.  Any Assignee of all or a portion of a Lender's outstanding Notes who shall not have also been assigned all or a portion of such Lender's Maximum Commitment (such assignment, a "Principal Only Assignment"), shall be deemed a "Holder" and not a "Lender" hereunder, and all or such portion of the Notes held by such Lender that shall have been assigned to such Holder pursuant to the Principal Only Assignment shall be evidenced by this Agreement and, if requested by such Holder, a Note payable to such Holder in an amount equal to the principal amount of outstanding Notes as shall have been assigned to such Holder pursuant to such Principal Only Assignment.  For the avoidance of doubt, any Assignee of a Principal Only Assignment shall have no obligation to fund or advance any draws under this Agreement or any Note.  For purposes of determining whether the Borrowers have reached the Maximum Commitment hereunder, any principal amount of Notes outstanding with respect to a Principal Only Assignment shall be included in such determination.  In connection with any permitted assignment by a Holder of some or all of its rights and obligations hereunder, upon the request of such Holder, the Borrower Representative shall cause to be delivered to the Assignee thereof an opinion from legal counsel reasonably acceptable to the Assignee to the effect of such opinion letter, in either case dated on or before the effective date of such assignment.  In addition to the other rights provided in this Section 13.8, each Lender may, without notice to or consent from Agent or the Borrower Representative, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to the Notes); provided, however, that, whether as a result of any term of any Transaction Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to fund draws under the Notes hereunder, and, except as provided in the applicable participation agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Credit Parties and the Agent and other Lenders towards such Lender, under any Transaction Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant shall be entitled to the benefit of Section 2.6; provided, however, that in no case shall a participant have the right to enforce any of the terms of any Transaction Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Transaction Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Transaction Documents (including the right to enforce or direct enforcement of the Obligations).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Notes or other obligations under the Transaction Documents (the "Participant Register"); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

(c)

A Lender or Holder may assign some or all of its rights and obligations hereunder in connection with the transfer of any of its Warrants to any Person without the prior consent of the Agent, the Borrowers or the Borrower Representative; provided, however, that any such assignment shall not release such Lender or Holder from its obligations hereunder unless (i) such obligations are assumed by such assignee and Social has consented to such assignment and assumption, which consent shall not be unreasonably withheld, or (ii) such obligations hereunder relate solely to the Warrants being assigned.

Section 13.9

No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 13.10

Survival.  The representations, warranties, agreements and covenants of the Credit Parties contained in the Transaction Documents shall survive the Closing.  For the avoidance of doubt, Social and each of the other Credit Parties hereby covenant, acknowledge and agree that, notwithstanding the passage of the Maturity Date or the date on which no Obligations relating to the Notes remain outstanding, the respective covenants, agreements and obligations of Social and the other Credit Parties set forth herein or in any of the other Transaction Documents shall survive with respect to the Warrants, the Warrant Shares and the other Warrant Documents.

Section 13.11

Further Assurances.  Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.12

Indemnification.  In consideration of each Lender's execution and delivery of the Transaction Documents and acquiring the Notes and the Warrants hereunder and in addition to all of the Credit Parties' other obligations under the Transaction Documents, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless each Lender and each other Holder of any Notes or Warrants and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, (d) any claim for placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by the Lenders or their investment advisors)

relating to or arising out of the transactions contemplated hereby or (e) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes and Warrants, or (iii) the status of such Lender or Holder of the Notes as a lender to the Borrowers pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Credit Party shall assert, and each waives, any claim against the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby.  The agreements in this Section 13.12 shall survive the payment of the Notes, exercise of the Warrants and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

Section 13.13

No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 13.14

Waiver.  No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 13.15

Payment Set Aside.  To the extent that any of the Credit Parties makes a payment or payments to the Lenders hereunder or pursuant to any of the other Transaction Documents or the Agent, the Lenders or the Holders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.16

Independent Nature of Lenders' Obligations and Rights.  The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Credit Parties acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Lender confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 13.17

Set-off; Sharing of Payments.

(a)

Each of Agent, each Lender, each Holder and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such Holder or any of their respective Affiliates to or for the credit or the account of any Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Transaction Document with respect to such Obligation and even though such Obligation may be unmatured.  No Lender or Holder shall exercise any such right of setoff without the prior consent of Agent.  Each of Agent, each Lender and each Holder agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender, Holder or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 13.7(a) are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the Holders or their Affiliates, may have.

(b)

If any Lender or Holder, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or "proceeds" (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.6 or 13.8 and such payment exceeds the amount such Lender or Holder would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Transaction Documents, such Lender or Holder shall purchase for cash from other Lenders or Holders such participations in their Obligations as necessary for such Lender or Holder to share such excess payment with such Lenders or Holders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower Representative, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or Holder in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or Holder without interest and (ii) such Lender or Holder shall, to the fullest extent permitted by applicable Requirements, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or Holder were the direct creditor of the applicable Credit Party in the amount of such participation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWERS:

SOCIAL REALITY, INC.,
a Delaware corporation

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Its:	Chief Executive Officer

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	Authorized Signatory

LENDERS:

VPC SBIC I, LP

By:	Victory Park Capital Advisors, LLC, its investment manager

	By:	/s/ Scott Zemnick
	Name:	Scott Zemnick
	Title:	General Counsel

Signature Page to Financing Agreement

SCHEDULE OF LENDERS

(1)	(2)	(3)	(4)	(5)	(6)
Closing Lender	Address and Facsimile Number	Aggregate Principal Amount of Notes at Closing	Aggregate Number of Shares of Common Stock into which Warrants are Exercisable at Closing	Closing Purchase Price in aggregate	Legal Representative’s Address and Facsimile Number

VPC SBIC I, LP	227 W. Monroe Street Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott Zemnick, Esq. E-mail: szemnick@vpcadvisors.com Residence: Delaware	$9,000,000	2,900,000	$9,000,000

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Telephone:  (312) 902-5694 Facsimile:  (312) 577-8680 Attention:  Mark R. Grossmann, Esq. and Scott E. Lyons, Esq.

E-mail:mg@kattenlaw.com

scott.lyons@kattenlaw.com

		Total principal amount of Notes to be issued at Closing: $9,000,000.00	Aggregate Number of Shares of Common Stock into which Warrants are Exercisable at Closing: 2,900,000	Closing Purchase Price in aggregate: $9,000,000.00

Schedule - 1

SCHEDULE 1.1

EBITDA:

For any calculation period ending prior to December 31, 2015, EBITDA for any period set forth below and included in such calculation period shall be deemed to equal the amount set forth opposite such period below:

     Social

Steel

Month of January 2014

$   (52,000)

$ 129,000

Month of February 2014

$ (196,000)

$  (51,000)

Month of March 2014

$ (193,000)

$ 293,000

Month of April 2014

$ (209,000)

$   30,000

Month of May 2014

$ (213,000)

$ 288,000

Month of June 2014

$ (221,000)

$ 126,000

Month of July 2014

$ (194,000)

$ 151,000

Month of August 2014

$ (174,000)

$ 292,000

Month of September 2014

$ (154,000)

$ 250,000

Period from October 1

through the Closing Date

For each of Social and Steel, an amount determined by the Borrowers and consented to by Agent using actual historical EBITDA of the Credit Parties for such applicable period, adjusted in a manner consistent with the methodology for calculating the numbers set forth above

FIXED CHARGE COVERAGE RATIO:

For purposes of calculating Fixed Charge Coverage Ratio as of any date prior to December 31, 2015, cash payments for interest expense and income taxes shall be calculated as follows:

(a)   Interest expense shall be calculated as set forth under the heading “Interest Coverage Ratio”.

(b)   Unfinanced capital expenditures for any such calculation period shall equal for any period set forth below and included in such calculation period shall be deemed to equal the amount set forth opposite such period below:

Month of January 2014

$ 8,278

Month of February 2014

$    267

Month of March 2014

$        0

Month of April 2014

$ 1,873

Month of May 2014

$        0

Month of June 2014

$    939

Month of July 2014

$        0

Month of August 2014

$        0

Month of September 2014

$        0

Schedule - 1

Period from October 1

Through the Closing Date

Unfinanced capital expenditures calculated in a manner consistent with the calculation of unfinanced capital expenditures for preceding periods.

(c)  Scheduled principal payments on the Notes for such measurement period shall be deemed to be the sum of (i) $900,000 plus (ii) the actual amount of principal payments required to be made with respect to the repayment of the Additional Notes, if any, during such period.

(d)  Scheduled principal payments of the Steel Media Seller Note (a) for the measurement period ending on December 31, 2014, shall equal the actual amount of the Steel Media Seller Note required to be paid in cash during the period from November 1, 2014 through December 31, 2014 multiplied by 6, (b) for the measurement period ending on March 31, 2015, shall equal the actual amount of the Steel Media Seller Note required to be paid in cash during the period from November 1, 2014 through March 31, 2015 multiplied by 12/5, (c) for the measurement period ending on June 30, 2015, shall equal the actual amount of the Steel Media Seller Note required to be paid in cash during the period from November 1, 2014 through June 30, 2015 multiplied by 1.5, and (d) for the measurement period ending on September 30, 2015, shall equal the actual amount of the Steel Media Seller Note required to be paid in cash during the period from November 1, 2014 through September 30, 2015 multiplied by 12/11.

(e)  Taxes on or measured by income paid or required to be paid in cash (“Cash Taxes”) (a) for the measurement period ending on December 31, 2014, shall equal Cash Taxes during the period from November 1, 2014 through December 31, 2014 multiplied by 6, (b) for the measurement period ending on March 31, 2015, shall equal Cash Taxes during the period from November 1, 2014 through March 31, 2015 multiplied by 12/5, (c) for the measurement period ending on June 30, 2015, shall equal Cash Taxes during the period from November 1, 2014 through June 30, 2015 multiplied by 1.5, and (d) for the measurement period ending on September 30, 2015, shall equal Cash Taxes during the period from November 1, 2014 through September 30, 2015 multiplied by 12/11.

INTEREST COVERAGE RATIO:

For purposes of calculating the Interest Coverage Ratio and Fixed Charge Coverage Ratio as of any date prior to December 31, 2015, interest expense shall be calculated as follows:

(a) For the measurement period ending on December 31, 2014, shall equal Net Interest Expense during the period from November 1, 2014 through December 31, 2014 multiplied by 6, (b) for the measurement period ending on March 31, 2015, shall equal Net Interest Expense during the period from November 1, 2014 through March 31, 2015 multiplied by 12/5, (c) for the measurement period ending on June 30, 2015, shall equal Net Interest Expense during the period from November 1, 2014 through June 30, 2015 multiplied by 1.5, and (d) for the measurement period ending on September 30, 2015, shall equal Net Interest Expense during the period from November 1, 2014 through September 30, 2015 multiplied by 12/11.

Schedule - 2